ASSET PURCHASE AGREEMENT DATED AS OF OCTOBER 11, 2013, BY AND BETWEEN CABOT OIL & GAS CORPORATION, AS SELLER, AND CHAPARRAL ENERGY, L.L.C., AS BUYER

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ARTICLE I	CERTAIN DEFINITIONS 1

1.1	Certain Defined Terms 1

1.2	Rules of Construction 1

ARTICLE II	SALE AND PURCHASE 2

2.1	Sale and Purchase 2

2.2	Excluded Assets 3

ARTICLE III	CONSIDERATION AND PAYMENT 4

3.1	Consideration 4

3.2	Payment 4

3.3	Adjustments 4

3.4	Post Closing Review 5

ARTICLE IV	REPRESENTATIONS AND WARRANTIES 6

4.1	Representations and Warranties of Seller 6

4.2	Representations and Warranties of Buyer 8

ARTICLE V	INVESTIGATION OF ASSETS; CONFIDENTIALITY 10

5.1	Investigation of Assets 10

5.2	Confidential Information 11

(continued)
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ARTICLE VI	TITLE ADJUSTMENTS 11

6.1	No Warranty or Representation 11

6.2	Buyer’s Title Review 11

6.3	Determination of Title Defects 14

6.4	Seller Title Credit 15

6.5	Exclusion of Title Defect Properties 16

6.6	Deferred Claims and Disputes 16

6.7	No Duplication 17

ARTICLE VII	PREFERENCE RIGHTS AND TRANSFER REQUIREMENTS 17

7.1	Compliance 17

7.2	Effect of Preference Rights 17

7.3	Transfer Requirements 18

7.4	Certain Governmental Consents 18

7.5	Express Conditions on Sale 18

ARTICLE VIII	COVENANTS OF SELLER AND BUYER 19

8.1	Conduct of Business Pending Closing 19

8.2	Emergencies; Legal Requirements 21

8.3	Conveyance 22

8.4	Public Announcements 22

8.5	Further Assurances 22

8.6	Removal 22

(continued)
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8.7	Records 22

8.8	Amendment of Schedules 23

8.9	Recording 23

8.10	Casualty and Condemnation 23

8.11	Operations 24

8.12	Revenues in Suspense 24

8.13	Certain Invoices 24

ARTICLE IX	CLOSING CONDITIONS 24

9.1	Seller’s Closing Conditions 24

9.2	Buyer’s Closing Conditions 25

ARTICLE X	CLOSING 26

10.1	Closing 26

10.2	Seller’s Closing Obligations 26

10.3	Buyer’s Closing Obligations 26

ARTICLE XI	EFFECT OF CLOSING 27

11.1	Revenues 27

11.2	Payments 27

11.3	Survival 27

ARTICLE XII	LIMITATIONS 28

12.1	Disclaimer of Warranties 28

(continued)
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12.2	Texas Deceptive Trade Practices Act Waiver 28

12.3	Damages 29

ARTICLE XIII	ASSUMPTION AND INDEMNIFICATION 29

13.1	Assumption and Indemnification By Buyer 29

13.2	Indemnification By Seller 30

13.3	Indemnification and Defense Procedures 30

13.4	Seller’s General Liability Limitation 32

13.5	Exclusive Remedy 33

ARTICLE XIV	TERMINATION; REMEDIES 33

14.1	Termination 33

14.2	Remedies 34

ARTICLE XV	MISCELLANEOUS 35

15.1	Counterparts 35

15.2	Governing Law; Jurisdiction 35

15.3	Entire Agreement 35

15.4	Expenses 35

15.5	Notices 36

15.6	Successors and Assigns 37

15.7	Amendments and Waivers 37

15.8	Appendix, Schedules and Exhibits 37

(continued)
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15.9	Purchase Price Allocation for Tax Purposes 37

15.10	Ad Valorem Tax Proration 37

15.11	Agreement for the Parties’ Benefit Only 38

15.12	Attorneys’ Fees 38

15.13	Severability 38

15.14	Time of Essence 38

15.15	Like-Kind Exchange 38

APPENDICES
Appendix A    Definitions
EXHIBITS
Exhibit 8.3    Conveyance
Exhibit 10.2(c)    Certificate of Non-Foreign Status
Exhibit A‑1    Arbitration Procedures
Exhibit A‑2    Property Schedule
SCHEDULES
Schedule 2.2(l)    Certain Excluded Assets
Schedule 4.1(e)    Seller’s Actions
Schedule 4.1(f)    Non-Compliance with Laws
Schedule 4.1(g)    Material Contracts
Schedule 4.1(h)    Tax Matters
Schedule 4.1(i)    Certain Wells
Schedule 4.1(j)    Outstanding Commitments
Schedule 4.1(k)    Environmental Matters
Schedule 4.1(n)    Gas Imbalances
Schedule 4.1(o)    Funds Held in Suspense
Schedule 4.2(e)    Buyer’s Consents
Schedule 4.2(f)    Buyer’s Actions
Schedule 7.1 - Part I    Preference Rights
Schedule 7.1 - Part II    Transfer Requirements
Schedule 8.1     Conduct of Business
Schedule 15.9    Purchase Price Allocation for Tax Purposes
Schedule A-1    Certain Permitted Encumbrances

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 11, 2013, is by and between CABOT OIL & GAS CORPORATION, a Delaware corporation (“Seller”), and CHAPARRAL ENERGY, L.L.C., an Oklahoma limited liability company (“Buyer”).
WHEREAS, Seller owns certain oil and gas properties and related assets located in the States of Oklahoma and Texas; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, such oil and gas properties and related assets upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1    Certain Defined Terms. Unless the context otherwise requires, the respective terms defined in Appendix A attached hereto and incorporated herein shall, when used herein, have the respective meanings therein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.
1.2    Rules of Construction.
(a)    All article, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “including” and its derivatives shall mean “including without limitation” and corresponding derivative expressions. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The term “cost” includes expense and the term “expense” includes cost. All references to “dollars” or “$” shall be deemed references to United States dollars.
(c)    The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(d)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(e)    Any event hereunder requiring the payment of cash or cash equivalents and any action to be taken hereunder on a day that is not a Business Day shall be deferred until the first Business Day occurring after such day.
(f)    Each exhibit and schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement (including Appendix A which shall be considered part of the main body of this Agreement) and any exhibit or schedule, the provisions of the main body of this Agreement shall prevail.
ARTICLE II
SALE AND PURCHASE
2.1    Sale and Purchase. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, effective as of 7:00 a.m. (local time) on October 1, 2013 (the “Effective Time”), the following described assets and properties except to the extent any of the same constitute an Excluded Asset (collectively, the “Assets”):
(g)    All right, title and interest of Seller in and to (i) the undivided interests specified in the Property Schedule in, to or under the Hydrocarbon Interests specifically described therein, and (ii) all other interests of Seller in, to or under any Hydrocarbon Interests in, to or under or derived from any lands covered by or subject to any of the Hydrocarbon Interests described in the Property Schedule, even though such interests of Seller may be incorrectly described or referred to in, or a description thereof may be omitted from, the Property Schedule (collectively, the “Subject Interests”);
(h)    All right, title and interest of Seller in and to the lands covered by or subject to the Subject Interests (the “Lands”);
(i)    All right, title and interest of Seller in and to the following insofar as the same are attributable to the Subject Interests: (i) all rights with respect to the use and occupancy of the surface of and the subsurface depths under the Lands; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof; (iii) all agreements and contracts, easements, rights-of-way, servitudes and other estates, but excluding any agreement, contract, easement, right-of-way, servitude or other estate to the extent transfer of same is restricted by enforceable third-party agreement or Law and the necessary consents to transfer are not obtained pursuant to Section 7.1; and (iv) all real and personal property located upon the Lands and primarily used in connection with the exploration, development or operation of the Subject Interests;

(j)    Except to the extent transfer thereof may not be made without violating legal constraints or obligations or waiving any attorney/client privilege (other than with respect to title opinions and title curative correspondence), any and all lease files, title files, well files, drilling reports, land files, environmental files, regulatory files, plats, surveys, ownership maps, geologic maps, cross-sections, electric logs, well schematics, mud logs, cores, core analyses, production data, pressure data, decline and production curves, geological data and reports, proprietary seismic data, division of interest files and decks, joint interest billing files and decks, division order files, marketing files, title opinions, abstracts of title, title curative correspondence and documents in each case, (i) relating exclusively to the Subject Interests or the ownership, use, maintenance or operation of the other Assets and (ii) in Seller’s actual possession or control (the “Records”); and
(k)    All (i) oil, gas and other hydrocarbons produced from and to the extent attributable to the Subject Interests with respect to all periods subsequent to the Effective Time and (ii) proceeds from or of such oil, gas and other hydrocarbons.
2.2    Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby, the following (collectively, the “Excluded Assets”):
(a)    Copies of all Records;
(b)    All deposits, cash, checks, funds and accounts receivable attributable to the Assets with respect to any period prior to the Effective Time;
(c)    All (i) oil, gas and other hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, (ii) oil, gas and other hydrocarbons attributable to the Subject Interests which, at the Effective Time, are in storage, within processing plants, in pipelines or otherwise held in inventory, and (iii) proceeds from or of such oil, gas and other hydrocarbons;
(d)    All receivables and cash proceeds which were expressly taken into account and for which credit was given in the determination of Net Cash Flow pursuant to Section 3.3, as adjusted pursuant to Section 3.4;
(e)    Claims of Seller for refund of, credit attributable to, or loss carry forwards with respect to (i) Taxes attributable to any period prior to the Effective Time or (ii) any Taxes attributable to the Excluded Assets;
(f)    All corporate, financial, Tax and legal records of Seller, other than title opinions and title curative correspondence;
(g)    All rights, titles, interests and claims of Seller or any Affiliate of Seller with respect to the Assets (i) under any policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards (to the extent such insurance or condemnation proceeds or awards relate to events occurring prior to the Effective Time);

(h)    All computer or communications software or intellectual property (including tapes, data, and program documentation and all tangible manifestations and technical information relating thereto, but excluding electronic files, records and data included within the definition of the term “Records”) owned, licensed, or used by Seller;
(i)    Any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;
(j)    All rights, titles, and interests of Seller or any Affiliate of Seller in and to all cars, trucks, trailers and all other rolling stock;
(k)    Any futures, options, swaps, hedges or other derivatives of Seller or any of its Affiliates; and
(l)    All rights, interests, assets and properties described in Schedule 2.2(l).
ARTICLE III
CONSIDERATION AND PAYMENT
3.1    Consideration. The consideration for the sale and conveyance of the Assets to Buyer is One Hundred Sixty Million One Hundred Twenty-Eight Thousand and No/100 Dollars ($160,128,000), as adjusted in accordance with the terms of this Agreement (the “Purchase Price”). The “Adjusted Purchase Price” shall be the Purchase Price (i) as adjusted by the Initial Adjustment Amount, (ii) as may be adjusted for Title Defects, if any, in accordance with Section 6.2, (iii) as may be adjusted for excluded Title Defect Properties, if any, in accordance with Section 6.5, (iv) as may be adjusted for payments of portions of the Purchase Price received by Seller from holders of Preference Rights contemporaneously with Closing in accordance with and as contemplated by Section 7.2, (v) as may be adjusted on account of Retained Assets as contemplated by Section 7.3, and (vi) as adjusted downward by an amount equal to the aggregate amount of proceeds which Seller is holding in suspense as of the Effective Time in respect of past production of oil, gas or other hydrocarbons attributable to the Assets.
3.2    Payment. Contemporaneously with the execution of this Agreement, Buyer has deposited an amount equal to ten percent (10%) of the Purchase Price with Seller as a deposit hereunder (the “Deposit”). At the Closing, Buyer shall wire transfer the Adjusted Purchase Price minus the Deposit in immediately available funds to JPMorgan Chase Bank, N.A., ABA No. 021000021 for the account of Cabot Oil & Gas Corporation, Account No. 636462608, or such other account specified by Seller to Buyer on or prior to the Business Day immediately preceding the Closing Date.
3.3    Adjustments.
(a)    The Purchase Price shall be increased or decreased, as the case may be, by an amount equal to the Net Cash Flow with respect to the Assets for the time period (the “Adjustment Period”) beginning at the Effective Time and ending at 7:00 a.m. (local time) on the Closing Date. Seller shall deliver to Buyer on or prior to the Business Day immediately preceding the Closing Date a statement (the “Adjustment Statement”) setting forth Seller’s preliminary determination (“Initial Adjustment Amount”) of the Net Cash Flow. If the Initial Adjustment Amount shown on the Adjustment Statement is a positive number, then the Purchase Price shall be increased by such amount. If the Initial Adjustment Amount shown on the Adjustment Statement is a negative number, then the Purchase Price shall be decreased by such amount.
(b)    The Adjustment Statement shall be based upon actual information available to Seller at the time of its preparation and upon Seller’s good faith estimates and assumptions. There shall be attached to the Adjustment Statement such supporting documentation and other data as is reasonably necessary to provide a basis for the Net Cash Flow shown therein.
(c)    The “Net Cash Flow” shall be the sum of (i) a positive amount equal to the aggregate amount paid by Seller as Seller’s share of the costs and expenses of exploration, maintenance, development, production and operation of the Assets incurred with respect to the Adjustment Period (including prepayments of any such costs or expenses but excluding overhead charges, costs or expenses), (ii) a positive amount equal to the sum of (A) all overhead charges paid by Seller to any operator of any of the Assets, and (B) with respect to any properties operated by Seller or any Affiliate of Seller, the overhead charges payable to Seller or such affiliated operator on account of the Subject Interests in such properties under existing operating agreements or, if no overhead charge is applicable to a Subject Interest under an existing operating agreement, an overhead charge to such Subject Interest equal to $10,000 per month for each drilling well and $1,000 per month for each producing well attributable to each such Subject Interest, and (iii) a negative amount equal to the aggregate net proceeds received by Seller from the sale or disposition of oil, gas and other hydrocarbons produced from the Assets during the Adjustment Period or from the rental, sale, salvage or other disposition of any other Assets during the Adjustment Period.
3.4    Post Closing Review. After the Closing, Seller shall review the Adjustment Statement and determine the actual Net Cash Flow. On or prior to the ninetieth (90th) day after the Closing Date, Seller shall present Buyer with a statement of the actual Net Cash Flow and such supporting documentation as is reasonably necessary to support the Net Cash Flow shown therein (the “Final Adjustment Statement”). Buyer will give representatives of Seller reasonable access to its premises and to its books and records for purposes of preparing the Final Adjustment Statement and will cause appropriate personnel of Buyer to assist Seller and Seller’s representatives, at no cost to Seller, in the preparation of the Final Adjustment Statement. Seller will give representatives of Buyer reasonable access to its premises and to its books and records for purposes of reviewing the calculation of Net Cash Flow and will cause appropriate personnel of Seller to assist Buyer and its representatives, at no cost to Buyer, in verification of such calculation. The Final Adjustment Statement shall become final and binding on Seller and Buyer as to the Net Cash Flow thirty (30) days following the date the Final Adjustment Statement is received by Buyer, except to the extent that prior to the expiration of such thirty (30) day period Buyer shall deliver to Seller notice, as hereinafter required, of its disagreement with the contents of the Final Adjustment Statement. Such notice shall be in writing and set forth all of Buyer’s disagreements with respect to any portion of the Final Adjustment Statement, together with Buyer’s proposed changes thereto, and shall include an explanation in reasonable detail of, and such supporting documentation as is reasonably necessary to support, such changes. If Buyer has timely delivered such a notice of disagreement to Seller, then, upon written agreement between Buyer and Seller resolving all disagreements of Buyer set forth in such notice, the Final Adjustment Statement will become final and binding upon Buyer and Seller as to the Net Cash Flow. If the Final Adjustment Statement has not become final and binding by the sixtieth (60th) day following its receipt by Buyer, then Buyer or Seller may submit any unresolved disagreements of Buyer set forth in such notice to final and binding arbitration in accordance with the Arbitration Procedures. Upon resolution of such unresolved disagreements of Buyer, the Final Adjustment Statement shall be final and binding upon Buyer and Seller as to the Net Cash Flow. Within three (3) Business Days after the Final Adjustment Statement becomes final and binding, Seller or Buyer, as appropriate, shall pay to the other Party the amount, if any, by which the Net Cash Flow as shown in the Final Adjustment Statement, is less than or exceeds the Initial Adjustment Amount, together with interest thereon from the Closing Date until paid at the Agreed Rate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
4.1    Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:
(a)    Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the Assets owned or leased by it makes such qualification necessary.
(b)    Authority. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller.
(c)    Enforceability. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
(d)    No Conflict or Violation. Except for (i) consents or approvals of, or filings with, any applicable Governmental Authorities in connection with assignments of the Assets which are not customarily obtained prior to the assignment of the Assets, and (ii) Preference Rights and Transfer Requirements, neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Seller will (i) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or partnership agreement or other governing documents of Seller; (ii) violate, conflict with or constitute a default under the terms, conditions or provisions of any agreement, instrument or obligation to which Seller is a party or is bound; or (iii) violate or be rendered void or ineffective under any Law applicable to Seller or by which Seller is bound, other than, in the case of the matters described in clauses (ii) and (iii) of this Section 4.1(d), where such conflicts, breaches, violations, defaults or other events as would not, in the aggregate, have a Material Adverse Effect.
(e)    Actions. Except as set forth on Schedule 4.1(e), there are no Actions pending against Seller or, to the knowledge of Seller, threatened against Seller which relate to the Assets or the transactions contemplated by this Agreement other than Actions which are not reasonably expected by Seller to have, in the aggregate, a Material Adverse Effect.
(f)    Compliance With Laws. Except with respect to (i) matters set forth on Schedule 4.1(e) and Schedule 4.1(f), (ii) compliance with Laws concerning Taxes (as to which certain representations and warranties are made pursuant to Section 4.1(h)) and (iii) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.1(k)), Seller is not in violation of any Law applicable to the Assets other than violations of Law which would not, in the aggregate, have a Material Adverse Effect.
(g)    Material Contracts. Schedule 4.1(g) sets forth a list of all Material Contracts that exist as of the date of this Agreement. Except as set forth on Schedule 4.1(g), Seller is not in breach of, or default under, and to the knowledge of Seller, no other Person is in breach of, or default under, any Material Contract, and there does not exist under any provision thereof, to the knowledge of Seller, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by any Person (exclusive of Seller or any Affiliate of Seller), except for such breaches, defaults and events which would not, in the aggregate, have a Material Adverse Effect.
(h)    Tax Matters.
(i)    Except for Taxes being contested in good faith, each material Tax Return required to be filed with respect to the Assets has been timely and properly filed and all material Taxes with respect to the Assets have been timely and properly paid. All such Tax Returns are correct and complete in all material respects.
(ii)    Except as set forth on Schedule 4.1(h), none of the Assets are subject to any Tax partnership agreement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(i)    Wells. Except as set forth on Schedule 4.1(i), there is no well included in the Assets:
(i)    with respect to which Seller is in violation of Law on the date of this Agreement for failing to timely plug and abandon;
(ii)    that, to Seller’s knowledge, is, on the date of this Agreement, shut-in and for which Seller would have a current obligation under Law to plug and abandon but for a waiver obtained or an exception granted from the applicable Governmental Authority; or
(iii)    that, to the knowledge of Seller, has been plugged and abandoned other than in compliance in all material respects with Law.

(j)    Proposed Operations or Expenditures. Except as set forth on Schedule 4.1(j), as of the date of this Agreement, there are no outstanding authorities for expenditure or other commitments to conduct any operations or expend any amount of money on or with respect to the Assets which are binding on Seller or the Assets and will be binding on Buyer after Closing and which Seller reasonably anticipates will require the expenditure of money in excess of $250,000.00 for any such operation (net to Seller’s interest).
(k)    Environmental. Except as set forth on Schedule 4.1(k):
(i)    to the knowledge of Seller as of the date of this Agreement, the Assets and Seller with respect to the Assets are in compliance with the requirements of all Environmental Laws, except for such conditions on the Assets which, if remediated in accordance with Environmental Laws, would require remediation expenditures of less than $250,000 in the aggregate; and
(ii)    to the knowledge of Seller, all permits, licenses, approvals, consents, certificates and other authorizations required by Environmental Laws with respect to the ownership or operation of the Assets (the “Environmental Permits”) have been properly obtained and are in full force and effect, and the Assets are in material compliance with the Environmental Permits.
(l)    Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer shall incur any liability.
(m)    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against Seller.
(n)    Gas Imbalances. To Seller’s knowledge, except as set forth in Schedule 4.1(n), there are no material gas imbalances attributable to the wells included in the Assets (as of the respective dates set forth in Schedule 4.1(n)). To Seller’s knowledge, there are no wells included in the Assets for which Seller has incurred a current cash payment liability for gas overproduction. No pipeline imbalances have been incurred with respect to the transportation or redelivery of gas produced from the Assets for which Buyer will have any liability or obligation in connection with or after the Closing.
(o)    Suspense Accounts, Except as set forth in Schedule 4.1(o), as of the date set forth on such schedule, Seller does not hold any funds in suspense with respect to any of the Assets.
4.2    Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:
(d)    Organization and Qualification. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Oklahoma and has the requisite power to carry on its business as it is now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the Assets to be acquired by it makes such qualification necessary.
(e)    Authority. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of Buyer.
(f)    Enforceability. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors, (ii) general principles of equity and (iii) the power of a court to deny enforcement of remedies generally based upon public policy.
(g)    No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer will (i) conflict with or result in any breach of any provision of the governing documents of Buyer; (ii) violate, conflict with or constitute a default under the terms, conditions or provisions of any agreement, instrument or obligation to which Buyer is a party or is bound; or (iii) violate or be rendered void or ineffective under any Law applicable to Buyer or by which Buyer is bound, other than, in the case of the matters described in clauses (ii) and (iii) of this Section 4.2(d), the matters referenced in Section 4.2(e) and such conflicts, breaches, violations or other events as will not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.
(h)    Consents. Except for (i) consents or approvals of, or filings with, any applicable Governmental Authorities in connection with assignments of the Assets which are not customarily obtained prior to the assignment of the Assets, (ii) Preference Rights and Transfer Requirements, and (iii) the consents (which have not already been obtained), filings or notices expressly described and set forth on Schedule 4.2(e), no consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.
(i)    Actions. Except as set forth on Schedule 4.2(f), there are no Actions pending against Buyer or, to the knowledge of Buyer, threatened against Buyer which relate to the transactions contemplated by this Agreement other than Actions which would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.
(j)    Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller shall incur any liability.

(k)    Qualified Owner. Buyer (i) is qualified to own federal and state oil, gas and mineral leases and oil, gas and mineral leases on tribal and allotted Indian lands in all jurisdictions where any of the Subject Interests are located and (ii) has complied with all necessary governmental bonding requirements arising from its ownership of the Assets. The consummation of the transactions contemplated hereby will not cause Buyer to be disqualified as an owner of such leases or to exceed any acreage limitation imposed by any Law.
(l)    Funds. Buyer has sufficient funds available to enable Buyer to consummate the transactions contemplated hereby and to pay all related fees and expenses of Buyer.
(m)    Buyer’s Knowledge. Buyer has no knowledge of any fact which results in any representation or warranty of Seller in Section 4.1 being breached.
(n)    No Distribution. Buyer is an experienced and knowledgeable investor in the oil and gas business, Buyer is able to bear the economic risks of its acquisition and ownership of the Assets, and Buyer is capable of evaluating (and has evaluated) the merits and risks of the Assets and Buyer’s acquisition and ownership thereof. Prior to entering into this Agreement, Buyer was advised by its counsel and such other Persons it has deemed appropriate concerning this Agreement and has relied solely on an independent investigation and evaluation of, and appraisal and judgment with respect to, the geologic and geophysical characteristics of the Assets, the estimated reserves recoverable therefrom, and the price and expense assumptions applicable thereto. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws or any other securities Laws.
(o)    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Buyer, threatened against Buyer.
ARTICLE V
INVESTIGATION OF ASSETS; CONFIDENTIALITY
5.1    Investigation of Assets. Promptly following the execution of this Agreement and until the Closing (or earlier termination of this Agreement), Seller (i) shall permit Buyer and its representatives at reasonable times to examine, in Seller’s offices, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, and other Records relating to the Assets insofar as the same are in Seller’s possession and insofar as Seller may do so without (a) violating legal constraints or any legal obligation or (b) waiving any attorney/client privilege (other than with respect to title opinions and title curative correspondence) and (ii), subject to any required consent of any third Person, shall permit Buyer and its representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct, in the presence of Seller’s representatives, reasonable inspections of the Assets; provided, however, that Buyer shall not conduct any Phase II environmental testing or other invasive surface or subsurface testing without Seller’s prior written consent, which consent shall not be unreasonably withheld; provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and Buyer does hereby indemnify and hold harmless the Seller Indemnified Persons from and against any and all Covered Liabilities to the extent arising from Buyer’s inspection of the Assets, REGARDLESS OF ANY CONCURRENT NEGLIGENCE OR STRICT LIABILITY ON THE PART OF ANY SELLER INDEMNIFIED PERSON AND REGARDLESS OF THE FORM OF CLAIM WHETHER AT COMMON LAW, STRICT LIABILITY, NEGLIGENCE OR UNDER ANY STATUTE OR REGULATION, EXCLUDING, HOWEVER, THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PERSON. Seller also shall permit Buyer and its representatives, both before and for a reasonable time after Closing, to examine, in Seller’s offices at reasonable times, all financial and operating records and reports maintained by Seller with respect to the Assets, including, without limitation, lease operating statements and similar financial statements and reports, and have reasonable access to members of Seller’s accounting staff, as necessary to permit Buyer to create an historical financial data base with respect to operations on the Assets and to conduct a revenue and expense audit of the Assets as necessary to comply with regulatory filings required by the Securities and Exchange Commission, and shall permit and facilitate communication by Buyer with Seller’s independent auditors for such purpose.
5.2    Confidential Information. Buyer agrees to maintain all information made available to it pursuant to Section 5.1 confidential and to cause its officers, employees, representatives, consultants and advisors to maintain all information made available to them pursuant to Section 5.1 confidential, all as provided in that certain Confidentiality Agreement dated September 14, 2013 (the “Confidentiality Agreement”), by and between Seller and Buyer, the terms of which are incorporated herein by reference and made a part of this Agreement.
ARTICLE VI
TITLE ADJUSTMENTS
6.1    No Warranty or Representation. Without limiting Buyer’s right to adjust the Purchase Price by operation of Section 6.2 and Section 6.5 and except for the special warranty of title which is contained in the Conveyance, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Buyer hereby acknowledges and agrees that, except as provided above, Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be pursuant to the procedures set forth in this Article VI, which remedies (other than those provided for in Section 6.5) shall cease, and be deemed to be finally and conclusively satisfied, in all respects, upon the Closing. Furthermore, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to the accuracy or completeness of the information, records and data now, heretofore or hereafter made available to Buyer in connection with this Agreement (including, without limitation, any description of the Assets, pricing assumptions, potential for production of oil, gas or other hydrocarbons from the Subject Interests or any other matters contained in or related to the Reserve Report or any other material furnished to Buyer by Seller or by Seller’s agents or representatives).
6.2    Buyer’s Title Review.
(a)    Buyer’s Assertion of Title Defects. During the period commencing on the execution of this Agreement and terminating on December 6, 2013 (the “Title Examination Period”), Buyer

shall notify Seller in writing of any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect with respect to any portion of a Property Subdivision pursuant to this Article VI. For all purposes of this Agreement, Buyer shall be deemed to have waived any Title Defect which Buyer fails to assert as a Title Defect by written notice given to Seller on or before the expiration of the Title Examination Period. To be effective, Buyer’s written notice of a Title Defect must include (i) a brief description of the matter constituting the asserted Title Defect, (ii) the claimed Title Defect Amount attributable thereto, and (iii) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of such asserted Title Defect. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to give Seller written notice of any Title Defect which Buyer determines exists promptly following Buyer’s determination of the existence of same, which notice may be preliminary in nature and supplemented prior to the end of the Title Examination Period. Buyer shall also promptly furnish Seller with written notice of any Seller Title Credit which is discovered by any of Buyer’s employees or representatives while conducting Buyer’s title review, due diligence or investigation with respect to the Subject Interests and Property Subdivisions.
(b)    Purchase Price Allocations. A portion of the Purchase Price has been allocated by Buyer to the various Subject Interests in Property Subdivisions in the manner and in accordance with the respective values set forth in Part II of the Property Schedule. If any adjustment is made to the Purchase Price pursuant to this Section 6.2, a corresponding adjustment shall be made to the portion of the Purchase Price allocated to the affected Property Subdivision in Part II of the Property Schedule.
(c)    Seller’s Opportunity to Cure. Seller shall have ten (10) days after the expiration of the Title Examination Period, at its cost and expense, if it so elects but without obligation, to cure all or a portion of such asserted Title Defects at Seller’s sole cost and expense. Any asserted Title Defects which are waived by Buyer or cured within such time shall be deemed “Permitted Encumbrances” hereunder. If Seller within such time fails to cure any Title Defect of which Buyer has given timely written notice as required above and Buyer has not and does not waive same on or before the day immediately preceding the Closing Date, the Property Subdivision affected by such uncured and unwaived Title Defect shall be a “Title Defect Property”.
(d)    Buyer’s Title Adjustments. Subject to Sections 6.5 and 6.6, as Buyer’s sole and exclusive remedy with respect to Title Defects, Buyer shall be entitled to reduce the Purchase Price by the amount, if any, by which the aggregate amount of Title Defect Amounts with respect to all Title Defect Properties exceeds an amount equal to two and one-half percent (2.5%) of the Purchase Price (the “Title Defect Deductible”) plus the aggregate amount of Seller Title Credits with respect to all Property Subdivisions. As used herein, the term “Title Defect Amount” shall mean, with respect to a Title Defect Property, the amount by which the value of such Title Defect Property is impaired as a result of the existence of one or more uncured and unwaived Title Defects, which amount shall be determined as follows:
(1)    If the Title Defect results from Seller having a lesser Net Revenue Interest in such Title Defect Property than the Net Revenue Interest specified therefor in Part II(A) of the Property Schedule, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in Part II(A) of the Property Schedule by a fraction, the numerator of which is the reduction in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Title Defect Property in Part II(A) of the Property Schedule.
(2)    If the Title Defect results from Seller having a greater Working Interest in a Title Defect Property set forth in Part II(A) of the Property Schedule than the Working Interest specified therefor in Part II(A) of the Property Schedule, the Title Defect Amount shall be equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses forecasted in the Reserve Report with respect to such Title Defect Property for the period from and after the Effective Time which is attributable to such increase in Seller’s Working Interest; provided, however, that no Title Defect Amount shall be allowed on account of and to the extent that an increase in Seller’s Working Interest in such a Property Subdivision has the effect of proportionately increasing Seller’s Net Revenue Interest therein.
(3)    If the Title Defect results from Seller having fewer number of Net Acres in a Title Defect Property set forth in Part II(B) of the Property Schedule than the number of Net Acres specified therefor in Part II(B) of the Property Schedule, the Title Defect Amount shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Title Defect Property in Part II(B) of the Property Schedule by a fraction, the numerator of which is the reduction in the Net Acres and the denominator of which is the number of Net Acres specified for such Title Defect Property in Part II(B) of the Property Schedule.
(4)    If the Title Defect results from the existence of a lien, the Title Defect Amount shall be an amount sufficient to discharge such lien.
(5)    If the Title Defect results from any matter not described in paragraphs (1), (2), (3) or (4) above, the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Purchase Price allocated in Part II of the Property Schedule to such Title Defect Property); provided, however, if such Title Defect is reasonably susceptible of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect.
(6)    If a Title Defect is not effective or does not affect a Title Defect Property throughout the entire productive life of such Title Defect Property, such fact shall be taken into account in determining the Title Defect Amount.
(7)    The Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder. For example, but without limitation, if a lien affects more than one Title Defect Property or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Title

Defect Property, the amount necessary to discharge such lien or the cost and expense of such curative work shall only be included in the Title Defect Amount for one Title Defect Property and only once in such Title Defect Amount.
(8)    If a Title Defect affects only a portion of a Property Subdivision (as contrasted with an undivided interest in the entirety of such Property Subdivision) and a portion of the Purchase Price has not been allocated specifically to such portion of a Property Subdivision in the Property Schedule, then for purposes of computing the Title Defect Amount, the portion of the Purchase Price allocated to such Property Subdivision shall be further allocated among the portions of such Property Subdivision in the proportion that the net acreage (or net acre feet, as appropriate) of such Property Subdivision affected by such Title Defect bears to the net acreage (or net acre feet, as appropriate) in the entire Property Subdivision. In the event such Property Subdivision is subject to a unitization agreement, the foregoing allocation shall be made in a manner which is consistent with the allocation of production or productive acreage in such unitization agreement.
(9)    The Title Defect Amount attributable to a Title Defect Property or any portion thereof shall not exceed the portion of the Purchase Price allocated to such Title Defect Property or such portion thereof calculated in accordance with paragraph (8) above. For example, but without limitation, if Seller does not own fifty percent (50%) of the Net Revenue Interest specified in the Property Schedule for a Title Defect Property and such unowned fifty percent (50%) interest is also burdened by a lien, the Title Defect Amount for such Title Defect Property shall not exceed the portion of the Purchase Price allocable to such fifty percent (50%) interest notwithstanding that it may be affected by multiple Title Defects.
(10)    Notwithstanding the foregoing, if the Title Defect Amount determined pursuant to the foregoing with respect to a Title Defect Property is $20,000 or less (or, with respect to a Title Defect affecting a Property Subdivision described in Part II(B) of the Property Schedule, $20,000 or less per oil and gas lease affected thereby), then the Title Defect Amount with respect to such Title Defect Property (or, with respect to a Title Defect affecting a Property Subdivision described in Part II(B) of the Property Schedule, the Title Defect Amount with respect to such oil and gas lease) shall be deemed to be zero.
The Title Defect Deductible shall be restored to the extent that any portion thereof is applied as a credit against a Title Defect Amount attributable to a Title Defect which is subsequently cured by Seller or determined not to constitute a Title Defect.
6.3    Determination of Title Defects. A portion of a Property Subdivision shall be deemed to have a “Title Defect” if Seller does not have Defensible Title thereto as of the Effective Time and as of the Closing Date. Notwithstanding any other provision in this Agreement to the contrary, the following matters shall be deemed to be Permitted Encumbrances and shall not be asserted as, and shall not constitute Title Defects: (a) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless Buyer provides affirmative evidence that such failure or omission results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (b) defects arising out of lack of survey, (c) defects arising out of lack of corporate authorization, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof, (d) defects that have been cured by possession under the applicable statutes of limitations or prescription, (e) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding for four (4) years or more, (f) defects based solely on the existence of prior oil and gas leases relating to the Subject Interests that are expired and no longer in force and legal effect but not surrendered of record, (g) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor (unless a complaint of foreclosure has been filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Subject Interests affected thereby), (h) defects based solely on lack of information in Seller’s files or references to documents if such documents are not in Seller’s files, and (i) defects in the chain of title prior to January 1, 1950, unless Buyer provides affirmative evidence that the defect results in another Person’s superior claim of title to the relevant Property Subdivision or portion thereof.
6.4    Seller Title Credit. A “Seller Title Credit” shall mean, with respect to a Property Subdivision, the amount by which the value of such Property Subdivision is enhanced by virtue of (a) Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II(A) of the Property Schedule, (b) with respect to each Property Subdivision described in Part II(A) of the Property Schedule, Seller having a lesser Working Interest in such Property Subdivision than the Working Interest specified therefor in Part II(A) of the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in Part II(A) of the Property Schedule or (c) with respect to each Property Subdivision described in Part II(B) of the Property Schedule, Seller having a greater number of Net Acres than the number of Net Acres specified therefor in Part II(B) of the Property Schedule. The amount of Seller Title Credits shall be determined as follows:
(1)    If the Seller Title Credit results from Seller having a greater Net Revenue Interest in such Property Subdivision than the Net Revenue Interest specified therefor in Part II(A) of the Property Schedule, the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Property Subdivision in Part II(A) of the Property Schedule by a fraction, the numerator of which is the increase in the Net Revenue Interest and the denominator of which is the Net Revenue Interest specified for such Property Subdivision in Part II(A) of the Property Schedule.
(2)    If the Seller Title Credit results from Seller having a lesser Working Interest in a Property Subdivision than the Working Interest specified therefor in Part II(A) of the Property Schedule without a corresponding reduction in Net Revenue Interest with respect to such Property Subdivision specified therefor in Part II(A) of the Property Schedule, the Seller Title Credit shall be equal to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses forecasted in the Reserve Report with respect to such Property Subdivision for the period from and after the Effective Time which is attributable to such decrease in Seller's Working Interest; provided, however, no Seller Title Credit shall be allowed on account of and to the extent that a decrease in Seller’s

Working Interest in such a Property Subdivision has the effect of proportionately decreasing Seller’s Net Revenue Interest therein.
(3)    If the Title Defect results from Buyer having greater number of Net Acres in a Property Subdivision than the number of Net Acres specified therefor in Part II(B) of the Property Schedule, the Seller Title Credit shall be equal to the product obtained by multiplying the portion of the Purchase Price allocated to such Property Subdivision in Part II(B) of the Property Schedule by a fraction, the numerator of which is the increase in the Net Acres and the denominator of which is the number of Net Acres specified for such Property Subdivision in Part II(B) of the Property Schedule.
(4)    In determining the amount of Seller Title Credits, the principles and methodology set forth in paragraphs (6), (7), (8) and (10) of Section 6.2(d) shall be applied, mutatis mutandis.
6.5    Exclusion of Title Defect Properties. On or before the Closing Date, Seller may with respect to any Title Defect Property elect to retain and exclude such Title Defect Property from the Assets to be conveyed by Seller to Buyer pursuant to the terms hereof so long as the Purchase Price is reduced by the portion of the Purchase Price allocated (or deemed allocated pursuant to Section 6.2(d)(8)) to such Title Defect Property in Part II of the Property Schedule. In the event Seller exercises its right under this Section 6.5 with respect to a Title Defect Property, said Title Defect Property, together with a pro rata share of all incidental rights, oil, gas and other hydrocarbons and other assets attributable or appurtenant thereto, shall be retained by Seller and excluded from the Assets which are conveyed by Seller to Buyer pursuant to the Conveyance.
6.6    Deferred Claims and Disputes. In the event that Buyer and Seller have not agreed upon one or more adjustments, credits or offsets claimed by Buyer or Seller pursuant to and in accordance with the requirements of this Article VI, any such claim (a “Deferred Adjustment Claim”) shall be settled pursuant to this Section 6.6 and, except as provided in Sections 9.1(e) and 9.2(e), shall not prevent or delay Closing. With respect to each potential Deferred Adjustment Claim, Buyer and Seller shall deliver to the other a written notice describing each such potential Deferred Adjustment Claim, the amount in dispute and a statement setting forth the facts and circumstances that support such Party’s position with respect to such Deferred Adjustment Claim. At Closing, the Purchase Price shall not be adjusted on account of, and, except as provided in Sections 9.1(e) and 9.2(e), no effect shall be given to, the Deferred Adjustment Claim. On or prior to the thirtieth (30th) consecutive calendar day following the Closing Date (the “Deferred Matters Date”), Seller and Buyer shall attempt in good faith to reach agreement on the Deferred Adjustment Claims and, ultimately, to resolve by written agreement all disputes regarding the Deferred Adjustment Claims. Any Deferred Adjustment Claims which are not so resolved on or before the Deferred Matters Date shall be submitted to final and binding arbitration in accordance with the Arbitration Procedures; provided, however, that Seller may elect at any time to resolve all disputes relating to the Deferred Adjustment Claims by the payment to Buyer of the amount by which the Purchase Price would have been reduced at Closing on account of the Title Defects which constitute Deferred Adjustment Claims if same did not constitute Deferred Adjustment Claims. Notwithstanding anything herein provided to the contrary, including Section 6.2(c), Seller shall be entitled to cure any Title Defect which constitutes a Deferred Adjustment Claim at any time prior to the point in time when a final and binding written decision of the board of arbitrators is made with respect thereto in accordance with the Arbitration Procedures. The amount of any reduction in the Purchase Price to which Buyer becomes entitled under the final and binding written decision of the board of arbitrators shall be promptly refunded by Seller to Buyer together with interest thereon from the Closing Date until paid at the Agreed Rate.
6.7    No Duplication. Notwithstanding anything herein provided to the contrary, if a Title Defect results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Section 4.1, then Buyer shall only be entitled to assert such matter as a Title Defect pursuant to this Article VI and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.
ARTICLE VII
PREFERENCE RIGHTS AND TRANSFER REQUIREMENTS
7.1    Compliance. Buyer’s purchase of the Assets is expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. To Seller’s knowledge, all agreements containing a (i) Preference Right are set forth in Part I of Schedule 7.1 and (ii) Transfer Requirement are set forth in Part II of Schedule 7.1. Prior to the Closing Date, Seller shall initiate all procedures required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth on Schedule 7.1 with respect to the transactions contemplated by this Agreement. Seller shall not be obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith.
7.2    Effect of Preference Rights. If a third party who has been offered a Preference Property pursuant to Section 7.1 elects prior to Closing to purchase such Preference Property in accordance with the terms of such Preference Right, and Seller receives written notice of such election prior to the Closing Date, such Preference Property will be eliminated from the Assets and the Purchase Price shall be reduced by the portion of the Purchase Price allocated to such Preference Property pursuant to the immediately following sentence. The portion of the Purchase Price to be allocated to any Asset or portion thereof affected by a Preference Right (a “Preference Property”) shall be the portion of the Purchase Price allocated thereto in Part II of the Property Schedule. If a Preference Right affects only a portion of a Property Subdivision and a portion of the Purchase Price has not been allocated specifically to such portion of a Property Subdivision in Part II of the Property Schedule, then the portion of the Purchase Price to be allocated to such Preference Property shall be determined in the same manner as provided in Section 6.2(d)(8) when a Title Defect affects only a portion of a Property Subdivision. If a third party who has been offered a Preference Property or who has been requested to waive its Preference Right pursuant to Section 7.1 does not elect to purchase such Preference Property or waive such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date, such Preference Property shall be conveyed to Buyer at Closing subject to such Preference Right, unless such Preference Property has been otherwise eliminated from the Assets in accordance with other provisions of this Agreement. If a third party elects to purchase a Preference Property subject to a Preference Right and Closing has already occurred with respect to such Preference Property, Buyer shall be obligated to convey said Preference Property to such third party and shall be entitled to the consideration for the sale of such Preference Property.
7.3    Transfer Requirements. If a Transfer Requirement is applicable to the transactions contemplated by this Agreement and the failure to satisfy such Transfer Requirement would, by its express terms and applicable Law, render the assignment of an Asset void or result in termination thereof, is not obtained, complied with or otherwise satisfied prior to the Closing Date, then, unless otherwise mutually agreed in writing by Seller and Buyer, (i) any Asset or portion thereof affected by such Transfer Requirement (a “Retained Asset”) shall be held back from the Assets to be transferred and conveyed to Buyer at Closing and the Purchase Price to be paid at Closing shall be reduced by the portion of the Purchase Price which would be allocated to such Retained Asset pursuant to Section 7.2 if such Retained Asset were a Preference Property. Any Retained Asset so held back at the Closing will be conveyed to Buyer within ten (10) days following the date on which Seller obtains, complies with or otherwise satisfies all Transfer Requirements with respect to such Retained Asset for a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset, as adjusted pursuant to Section 3.4; provided, however, if all Transfer Requirements with respect to any Retained Asset so held back at the Closing are not obtained, complied with or otherwise satisfied within one hundred eighty (180) days following the Closing Date, then such Retained Asset shall be eliminated from the Assets and this Agreement unless Seller and Buyer mutually agree to proceed with a closing on such Retained Asset in which case Buyer shall be deemed to have waived any objection with respect to non-compliance with such Transfer Requirements.
7.4    Certain Governmental Consents. Seller and Buyer will each use its respective commercially reasonable efforts after Closing to obtain all approvals and consents from the United States Department of Interior and the applicable state or Indian agencies or authorities that may be required under the terms of (or regulations specifically applicable to) any federal, state or Indian leases in connection with the assignment of the Subject Interests therein from Seller to Buyer. Until such approvals and consents are obtained, Seller shall continue to hold legal title to such Subject Interests as nominee for Buyer. Seller shall not be obligated to incur any costs or expenses in Seller’s capacity as nominee. For purposes of Article XIII, Seller and Buyer shall treat and deal with such Subject Interests as if full legal and equitable title to such Subject Interests had passed from Seller to Buyer at Closing.
7.5    Express Conditions on Sale. Buyer acknowledges that Seller desires to sell all of the Assets and would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as herein provided. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Preference Property unless the sale of all or substantially all of the Assets is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Buyer is expressly conditioned upon the consummation by the Closing Date of the transactions contemplated by this Agreement, either by conveyance to Buyer, exclusion by Seller or conveyance pursuant to an applicable Preference Right; provided that, nothing herein is intended or shall operate to extend or apply any Preference Right to any portion of the Assets which is not otherwise burdened thereby.

Time is of the essence with respect to the Parties’ agreement to consummate the sale of the Assets by the Closing Date.
ARTICLE VIII
COVENANTS OF SELLER AND BUYER
8.1    Conduct of Business Pending Closing. Subject to Section 8.2 and the constraints of applicable operating and other agreements, from the date hereof through the Closing (or the earlier termination of this Agreement), except as disclosed on Schedule 8.1, or as otherwise consented to or approved by Buyer in writing (which consent or approval shall not be unreasonably withheld, conditioned or delayed), Seller covenants and agrees that:
(a)    Sales. Seller shall not sell, transfer, assign, convey, farmout, release, abandon or otherwise dispose of any Assets, or enter into any transaction the effect of which would be to cause Seller’s ownership interest in any of the Assets to be altered from Seller’s ownership interest as of the date of this Agreement, other than (i) oil, gas and other hydrocarbons produced, saved and sold in the ordinary course of business, and (ii) personal property or equipment which is replaced with personal property or equipment of comparable or better value and utility in connection with the maintenance and operation of the Assets.
(b)    Liens. Seller shall not grant a lien or security interest on any Assets (other than a Permitted Encumbrance).
(c)    Operation of Assets. Seller shall:
(ii)    cause the Assets to be maintained and operated in the ordinary course of business, in accordance with Seller’s past practices, maintain insurance now in force with respect to the Assets, and pay or cause to be paid all costs and expenses in connection therewith promptly when due;
(iii)    not commit to participate in the drilling of any new well or other new operations on the Assets the cost of which (net to Seller’s interest) is in excess of $250,000 in any single instance, without the advance written consent of Buyer, which consent or non‑consent must be given by Buyer within the lesser of (x) ten (10) days of Buyer’s receipt of the notice from Seller or (y) one-half (½) of the applicable notice period within which Seller is contractually obligated to respond to third parties to avoid a deemed election by Seller regarding such operation, as specified in Seller’s notice to Buyer requesting such consent; provided that, failure by Buyer to respond within the aforesaid applicable period shall constitute Buyer’s consent to Seller’s participation in such well or other operation;
(iv)    maintain and keep the Assets in full force and effect, including, without limitation, the timely and proper payment of all delay rentals and the timely and proper exercise of optional renewals or primary term extensions under all of the undeveloped leases included in the Assets for which expiration is scheduled to occur on or before January 31, 2014, except where such failure is due to (i) the failure to pay a delay rental, royalty, shut in royalty or other payment by mistake or oversight (including Seller’s negligence) unless caused by Seller’s gross negligence or willful misconduct, or (ii) the failure to participate in an operation which Buyer does not timely approve;
(v)    not elect to go non-consent on any operation on the Assets proposed by a third party, subject to the provisions of Section 8.2(b);
(vi)    use Seller’s commercially reasonable efforts to maintain its relationships with suppliers, customers and others having material business relations with Seller with respect to the Assets so that they will be preserved for Buyer on and after the Closing Date;
(vi)    subject to the immediately following sentence, not later than November 7, 2013, initiate and diligently continue repair, work or re-work, as applicable, on the John W. Morgan “A” 1 Well located in Section 1, Township 1 North, Range 20 East CM, Beaver County, Oklahoma, to attempt to return such well to production on or before the Closing Date. Notwithstanding anything to the contrary in this Section 8.1(c), Seller shall not perform any operation on such well in excess of $50,000 without the advance written consent of Buyer.
(d)    Contracts and Agreements. Seller shall not:
(iii)    grant or create any Preference Right or Transfer Requirement with respect to the Assets except in connection with the performance by Seller of an obligation or agreement existing on the date hereof or pursuant to this Agreement;
(iv)    enter into any oil, gas or other hydrocarbon sales, supply, exchange, processing or transportation contract with respect to the Assets which is not terminable without penalty or detriment on notice of sixty (60) days or less; or
(v)    voluntarily relinquish any Seller’s position as operator with respect to the Assets.
(e)    Qualifications on Seller’s Conduct. Seller shall:
(iv)    pay all expenses incurred with respect to the Assets owned or operated by it in the usual, regular and ordinary manner consistent with past practice and pay all royalties and other burdens and make distribution of production revenues to the owners entitled thereto in accordance with past practices and applicable Law;
(v)    give written notice to Buyer as soon as is practicable of any written notice received or given by Seller with respect to any alleged breach by Seller or other Person of any Material Contract;
(vi)    give prompt notice to Buyer of (A) any written notice of any material damage to or destruction of any of the Assets of which Seller has knowledge and (B) any written notice received by Seller of any claim asserting any tort or violation of Law or any investigation, suit, action or litigation by or before a Governmental Authority, that (in each case) relates to the Assets and of which Seller has knowledge;

(i)    not enter into any contract that would have been a Material Contract if it had been in effect on the date hereof; and
(ii)    not amend, modify or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of Seller under any Material Contract (except for amendments or modifications to (A) compressor contracts for the purpose of obtaining additional compressors and (B) oil, gas or other hydrocarbon sales contracts for the purpose of selling oil, gas or other hydrocarbons included in the Assets on the terms provided by such existing contracts).
8.2    Emergencies; Legal Requirements. Seller may take (or not take, as the case may be) any of the actions mentioned in Section 8.1 above if reasonably necessary under emergency circumstances (or if required or prohibited (as the case may be) pursuant to Law) and provided Buyer is notified as soon thereafter as practicable.
(b)    Non‑Operated Properties. If Seller is not the operator of a particular portion of the Assets, the obligations of Seller in Section 8.1 above with respect to such portion of the Assets, which have reference to operations or activities which pursuant to existing contracts are carried out or performed by the operator, shall be construed to require only that Seller use commercially reasonable efforts (without being obligated to incur any expense or institute any cause of action) to cause the operator of such portion of the Assets to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.
(c)    Certain Operations. Should Seller not wish to pay any lease rental or other payment or participate in any reworking, deepening, drilling, completion, equipping or other operation on or with respect to any well or other Property Subdivision which may otherwise be required by Section 8.1 above, Seller shall give Buyer written notice thereof at least fifteen (15) days prior to the date such rental or other payment is due or, in the case of an operation, promptly after Seller receives notice of such proposed operation from the operator of such property (or if Seller is the operator, at the same time Seller gives or is required to give notice of such proposed operation to the non‑operators of such property); and Seller shall not be obligated to make any such payment or to elect to participate in any such operation which Seller does not wish to make or participate in unless Seller receives from Buyer, within a reasonable time prior to the date when such payment or election is required to be made by Seller, the written election and agreement of Buyer (i) to require Seller to take such action and (ii) to pay all costs and expenses of Seller with respect to such lease rental or other payment or such operation. Notwithstanding the foregoing, Seller shall not be obligated to pay any lease rental or other payment or to elect to participate in any operation if the operator of the property involved recommends that such action not be taken. If Buyer advances any funds pursuant to this Section 8.2(b) with respect to a particular portion of the Assets, such portion of the Assets is not conveyed to Buyer at Closing or Closing does not occur, and such funds are not reimbursed to Buyer within thirty (30) days after the earlier of Closing or termination of this Agreement, then, with respect to such particular portion of the Assets, (i) Buyer shall own and be entitled to any interest of Seller that would have lapsed but for such payment or (ii) in the case of operations, Buyer shall be entitled to receive the penalty, if any, that Seller, as nonconsenting party, would have suffered under the applicable operating or other agreement with respect to such operations as if Buyer were a consenting party thereunder; in each case, subject to and after deduction of any damages or other relief to which Seller may be entitled with respect to any breach by Buyer of this Agreement.
8.3    Conveyance. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Seller and Buyer shall execute and deliver or cause the execution and delivery of the General Conveyance, in substantially the form attached hereto as Exhibit 8.3 (the “Conveyance”), together with all special federal, state and tribal assignment forms as may be required by Law to be executed in connection with the conveyance of specific Assets; provided that, the terms and provisions of the Conveyance shall control as to any conflict between the Conveyance and any such special assignment forms.
8.4    Public Announcements. Without the prior written approval of the other Party, which approval shall not be unreasonably withheld, no Party will issue, or permit any agent or Affiliate to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or any national securities exchange, in which case the Party or Parties will use its or their, as the case may be, commercially reasonable efforts to provide a copy to the other Party prior to any release or statement.
8.5    Further Assurances. Seller and Buyer each agrees that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver or cause their respective Affiliates to execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement. Any separate or additional assignment of the Assets or any portion thereof required pursuant to this Section 8.5 (i) shall evidence the conveyance and assignment of the Assets made or intended to be made in the Conveyance, (ii) shall not modify or be deemed to modify any of the terms, covenants and conditions set forth in the Conveyance, and (iii) shall be deemed to contain all of the terms and provisions of the Conveyance, as fully as though the same were set forth at length in such separate or additional assignment.
8.6    Removal. Buyer shall have no right to use the name or mark of Seller or any of its Affiliates (or any variation or derivative thereof) or the logos relating thereto and, as promptly as practicable, but in any case within sixty (60) days after the Closing Date, Buyer shall remove the name and mark of Seller and any of its Affiliates and any variations and derivatives thereof and logos relating thereto from the Assets. Because damages would be an inadequate remedy, the Parties agree that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach by Buyer of this Section 8.6.
8.7    Records. Within a reasonable period of time following the Closing, Seller shall make all Records available for delivery to Buyer in Houston, Texas. Buyer agrees to maintain the Records that are acquired pursuant to this Agreement until the fifth (5th) anniversary of the Closing Date (or for such longer period of time as Seller shall advise Buyer is necessary in order to have Records available with respect to open years for tax audit purposes), or, if any of such Records pertain to any claim or dispute pending on the fifth (5th) anniversary of the Closing Date, Buyer shall maintain any of such Records designated by Seller until such claim or dispute is finally resolved and the time for all appeals has been exhausted. Buyer shall provide Seller and its representatives reasonable access to and the right to copy such Records for the purposes of (i) preparing and delivering any accounting provided for under this Agreement and adjusting, prorating and settling the charges and credits provided for in this Agreement, (ii) complying with any Law affecting Seller’s interest in the Assets prior to the Closing Date, (iii) preparing any audit of the books and records of any third party relating to Seller’s interest in the Assets prior to the Closing Date, or responding to any audit prepared by such third parties, (iv) preparing Tax Returns, (v) responding to or disputing any tax audit or (vi) asserting, defending or otherwise dealing with any claim or dispute under this Agreement or with respect to the Assets. In no event shall Buyer destroy any Records without giving Seller sixty (60) days’ advance written notice thereof and the opportunity, at Seller’s expense, to obtain such Records prior to their destruction.
8.8    Amendment of Schedules. Buyer agrees that, with respect to (but only with respect to) the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend all schedules hereto to its representations and warranties with respect to any matter hereafter arising which, if existing at the date of this Agreement, would have been required to be set forth or described in such schedules; provided that, Seller may not add, supplement or amend any such schedules to make any change arising out of any breach by Seller of this Agreement. For purposes of determining whether the conditions set forth in Section 9.2(a) have been fulfilled, the schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto.
8.9    Recording. Immediately following the Closing, Buyer, at its cost and expense, shall record the Conveyance and all other instruments of assignment in the appropriate governmental offices of the jurisdictions in which the Assets are located and in any other locations and records in which recordation is required or advisable. Promptly following such recording, Buyer shall advise Seller in writing of the pertinent recording data.
8.10    Casualty and Condemnation. If after the date of this Agreement and prior to the Closing any part of the Assets shall be destroyed or damaged by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, damage, taking or proceeding or the threat thereof. To the extent insurance proceeds, condemnation awards or other payments are not committed, used or applied by Seller prior to the Closing Date to repair, restore or replace such destroyed, damaged or taken Assets, Seller shall at the Closing (a) assign to Buyer Seller’s right to receive all insurance or condemnation proceeds, awards or payments owed to Seller by reason of such destruction or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof, and (b) pay to Buyer all insurance or condemnation proceeds, awards or payments theretofore paid to Seller by reason of such destruction, damage or taking, less any reasonable costs and expenses incurred by Seller in collecting same or in connection with such proceedings or the threat thereof. Notwithstanding the foregoing, any insurance or condemnation proceeds, awards or payments (or any rights thereto) by reason of such destruction, damage or taking which are held by or owed to Seller for the account or benefit of any third party joint interest owners shall not be paid or assigned by Seller to Buyer pursuant to this Section 8.10 and shall instead be transferred to the successor operator or other Person responsible therefor pursuant to the terms of the applicable operating or other agreement. In the event (i) any condemnation action results in a condemnation payment in an amount less than the allocated value of the affected Asset, or (ii) any casualty event or condemnation action results in the loss or destruction of personal property or equipment without compensation for the reasonable replacement cost thereof, then in any such event the Purchase Price shall be adjusted downward at Closing in the amount of the deficiency.
8.11    Operations. Seller agrees to execute and deliver to Buyer, at Closing, change of operator forms as required by the applicable Governmental Authorities and to recommend Buyer as successor operator (i) of each well currently operated by a Seller or an Affiliate of Seller, to the extent permitted under any applicable joint operating agreement, and (ii) under each forced pooling order pursuant to which Seller or an Affiliate of Seller has been designated as unit operator.
8.12    Revenues in Suspense. At the Closing, Seller will deliver to Buyer (by adjustment of the Purchase Price pursuant to Section 3.1) all revenues then held in suspense by Seller and relating to the Assets, together with a current suspense register detailing the suspense accounts. Buyer agrees to pay when due to the owners thereof, or otherwise in accordance with applicable law, all suspense revenues so delivered by Seller and to indemnify and hold harmless Seller with respect to the payment thereof up to but not exceeding the amount delivered by Seller.
8.13    Certain Invoices. From and after the Closing Date until the first anniversary thereof, Seller agrees to pay any unpaid invoice received by it or by Buyer for services rendered and/or goods and materials delivered to or for the benefit of Seller with respect to the exploration, construction, ownership, maintenance or operation of the Assets prior to the Effective Time. Seller acknowledges and agrees that such obligation exists irrespective of the fact that the costs and expenses reflected in such invoices were incurred pursuant to liens, encumbrances or contracts that constitute Permitted Encumbrances.
8.14    Settlement of Pending Action. Seller will not compromise or settle the Action listed on Schedule 4.1(e), except to the extent such compromise or settlement is for the payment of money for time periods before the Effective Time, without the consent of Buyer, which consent will not be unreasonably withheld, delayed or conditioned. Buyer will not compromise or settle the Action listed on Schedule 4.1(e), except to the extent such compromise or settlement is for the payment of money for time periods after the Effective Time, without the consent of Seller, which consent will not be unreasonably withheld, delayed or conditioned.
ARTICLE IX
CLOSING CONDITIONS
9.1    Seller’s Closing Conditions. The obligation of Seller to proceed with the Closing is subject, at the option of Seller, to the satisfaction on or prior to the Closing Date of all of the following conditions:

(d)    Representations, Warranties, Covenants and Agreements. The (i) representations and warranties of Buyer contained in Sections 4.2 and 12.2(A) shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality) on and as of the Closing Date (as though made as of the Closing Date), and (ii) covenants and agreements of Buyer to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(e)    Officer’s Certificate. Seller shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Buyer, to the effect that the conditions set forth in paragraph (a) of this Section 9.1 have been satisfied.
(f)    Closing Deliveries. On or prior to the Closing Date, Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Buyer pursuant to Section 10.3.
(g)    No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending or threatened before any court or other Governmental Authority seeking to enjoin or restrain the consummation of the Closing or recover damages from Seller resulting therefrom.
(h)    Adjustments. The sum of (i) the reduction in the Purchase Price on account of the aggregate amount of all Title Defect Amounts and the exclusion of Title Defect Properties pursuant to Section 6.5, (ii) the aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims and (iii) the reduction in the Purchase Price on account of the exclusion of Retained Assets pursuant to Section 7.3 shall not exceed Twenty-Five Million Dollars ($25,000,000).
9.2    Buyer’s Closing Conditions. The obligation of Buyer to proceed with the Closing is subject, at the option of Buyer, to the satisfaction on or prior to the Closing Date of all of the following conditions:
(a)    Representations, Warranties, Covenants and Agreements. The (i) representations and warranties of Seller contained in Section 4.1 of this Agreement shall be true and correct in all material respects (and in all respects, in the case of representations and warranties which are qualified by materiality or Material Adverse Effect) on and as of the Closing Date (as though made as of the Closing Date) (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty), and (ii) covenants and agreements of Seller to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects.
(b)    Officer’s Certificate. Buyer shall have received a certificate dated as of the Closing Date, executed by a duly authorized officer of Seller, to the effect that the conditions set forth in subsection (a) of this Section 9.2 have been satisfied.

(c)    Closing Deliveries. On or prior to the Closing Date, Seller shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Seller pursuant to Section 10.2.
(d)    No Action. On the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by Buyer or any of its Affiliates) shall be pending or threatened before any court or other Governmental Authority seeking to enjoin or restrain the consummation of the Closing or recover damages from Buyer resulting therefrom.
(e)    Adjustments. The sum of (i) the reduction in the Purchase Price on account of the aggregate amount of all Title Defect Amounts and the exclusion of Title Defect Properties pursuant to Section 6.5, (ii) the aggregate amount of Title Defect Amounts claimed by Buyer with respect to unresolved Deferred Adjustment Claims and (iii) the reduction in the Purchase Price on account of the exclusion of Retained Assets pursuant to Section 7.3 shall not exceed Twenty-five Million Dollars ($25,000,000).
ARTICLE X
CLOSING
10.1    Closing. The Closing shall be held on the Closing Date at 10:00 a.m., Houston time, at the offices of Fulbright & Jaworski LLP, 1301 McKinney, Suite 5100, Houston, Texas, or at such other time or place as Seller and Buyer may otherwise agree in writing.
10.2    Seller’s Closing Obligations. At Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer the following:
(a)    The Conveyance and the special assignment forms contemplated by Section 8.3;
(b)    The officer’s certificate referred to in Section 9.2(b);
(c)    A Certificate of Non-Foreign Status, substantially in the form attached hereto as Exhibit 10.2(c);
(d)    Letters in lieu of division and transfer orders executed by Seller relating to the Subject Interests in form reasonably necessary to reflect the conveyances contemplated hereby;
(e)    Change of operator forms designating Buyer as successor operator of each well currently operated by Seller or an Affiliate of Seller; and
(f)    A current suspense register detailing by owner and Property Subdivision all production revenues held in suspense by Seller relating to the Assets, including for each such owner the earliest date revenues payable to such owner were suspensed by Seller or, to Seller’s knowledge, Seller’s predecessor(s) in interest.
(g)    Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.

10.3    Buyer’s Closing Obligations. At Closing, Buyer shall (i) deliver, or cause to be delivered, the Adjusted Purchase Price minus the Deposit to Seller in immediately available funds to the bank account as provided in Section 3.2 and (ii) execute and deliver, or cause to be executed and delivered, to Seller the following:
(a)    The Conveyance and the special assignment forms contemplated by Section 8.3 which require or contemplate execution by Buyer;
(b)    The officer’s certificate of Buyer referred to in Section 9.1(b); and
(c)    Any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyer to Seller at the Closing.
ARTICLE XI
EFFECT OF CLOSING
11.1    Revenues. After Closing, all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Excluded Assets shall belong to and be paid over to Seller and all proceeds, accounts receivable, notes receivable, income, revenues, monies and other items included in or attributable to the Assets with respect to any period of time after the Effective Time shall belong to and be paid over to Buyer, except to the extent any such items are credited to Buyer in calculating the Adjusted Purchase Price, as adjusted pursuant to Section 3.4, the same shall belong to and be paid over to Seller.
11.2    Payments. If monies are received by any Party which, under the terms of this Article XI, belong to the other Party, the same shall immediately be paid over to the proper Party.
11.3    Survival. Except as provided in this Section 11.3, all representations, warranties, covenants and agreements made herein shall survive the Closing. Each representation, warranty, covenant and agreement made herein shall terminate and cease to be of further force and effect as is expressly stipulated in this Section 11.3 for the survival thereof. Following the Closing or such later date stipulated in this Section 11.3 for the survival thereof, such representation, warranty, covenant or agreement shall not form the basis for or give rise to any claim, demand, cause of action, counterclaim, defense, damage, indemnity, obligation or liability which is asserted, claimed, made or filed following the date stipulated in this Section 11.3 for survival. It is expressly agreed that the terms and provisions of:
(a)    The Fundamental Representations shall survive the Closing indefinitely, that is, until any claim based thereon is barred by the applicable statute of limitations ; and
(b)    All representations and warranties of Seller set out in Section 4.1 hereof, other than the Fundamental Representations, shall survive the Closing for a period of one (1) year. The representations and warranties of Buyer set out in Section 4.2 hereof shall survive the Closing indefinitely, that is, until any claim based thereon is barred by the applicable statute of limitations. The respective covenants of Seller and Buyer under this Agreement that are to be performed in their entirety prior to the Closing shall terminate upon consummation of the Closing. The respective covenants of Seller and Buyer under this Agreement that are to be performed wholly or in part at or following the Closing shall survive the Closing for the period specified herein, or if no period is specified then indefinitely, that is, until any claim based thereon is barred by the applicable statute of limitations (for this purpose, nothing contained in Article IV hereof shall be deemed to be a covenant).
In addition, the definitions set forth in Appendix A to this Agreement or in any other provision of this Agreement which are used in the representations, warranties, covenants and agreements which survive the Closing pursuant to this Section 11.3 shall survive the Closing to the extent necessary to give operative effect to such surviving representations, warranties, covenants and agreements.
ARTICLE XII
LIMITATIONS
12.1    Disclaimer of Warranties. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, BEYOND THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY GIVEN IN THIS AGREEMENT AND THE CONVEYANCE, AND IT IS UNDERSTOOD THAT, WITHOUT LIMITING SUCH EXPRESS REPRESENTATIONS AND WARRANTIES, BUYER IS TAKING THE ASSETS AS IS AND WHERE IS AND WITH ALL FAULTS. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER HEREBY (A) EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO (I) THE CONDITION OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FREEDOM FROM REDHIBITORY VICES OR DEFECTS OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASSETS) OR (II) ANY INFRINGEMENT BY SELLER OR ANY OF ITS AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY; AND (B) NEGATES ANY RIGHTS OF BUYER UNDER STATUTES TO CLAIM DIMINUTION OF CONSIDERATION AND ANY CLAIMS BY BUYER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN OR UNKNOWN, IT BEING THE INTENTION OF SELLER AND BUYER THAT THE ASSETS ARE TO BE ACCEPTED BY BUYER IN THEIR PRESENT CONDITION AND STATE OF REPAIR.
12.2    Texas Deceptive Trade Practices Act Waiver. BUYER (A) REPRESENTS AND WARRANTS TO SELLER THAT IT (I) IS ACQUIRING THE ASSETS FOR COMMERCIAL OR BUSINESS USE, (II) IS REPRESENTED BY LEGAL COUNSEL, (III) ACKNOWLEDGES THE CONSIDERATION PAID OR TO BE PAID FOR THE ASSETS

WILL EXCEED $500,000, AND (IV) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS SUCH THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION WITH RESPECT TO SELLER; AND (B) HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL RIGHTS OR REMEDIES IT MAY HAVE UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT OF THE STATE OF TEXAS, TEX. BUS. & COM. CODE § 17.41 ET SEQ. TO THE MAXIMUM EXTENT IT CAN DO SO UNDER LAW, IF SUCH ACT WOULD FOR ANY REASON BE DEEMED APPLICABLE TO THE TRANSACTIONS CONTEMPLATED HEREBY.
WAIVER OF CONSUMER RIGHTS
BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.
FURTHERMORE, BUYER WAIVES ANY COMPARABLE PROVISION OF THE LAW OF THE STATE OR OTHER JURISDICTION WHERE ANY PORTION OF THE ASSETS IS LOCATED OR TO WHICH THE ASSETS ARE SUBJECT.
12.3    Damages. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, SELLER AND BUYER AGREE THAT, EXCEPT FOR THE LIQUIDATED DAMAGES SPECIFICALLY PROVIDED FOR IN SECTION 14.2, THE RECOVERY BY EITHER PARTY OF ANY DAMAGES SUFFERED OR INCURRED BY IT AS A RESULT OF ANY BREACH BY THE OTHER PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS UNDER THIS AGREEMENT SHALL BE LIMITED TO THE ACTUAL DAMAGES SUFFERED OR INCURRED BY THE NON-BREACHING PARTY (AND THE INDEMNIFIED PERSONS TO WHICH SUCH OBLIGATIONS MAY EXTEND UNDER THE TERMS HEREOF) AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER AND IN NO EVENT SHALL THE BREACHING PARTY BE LIABLE TO THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ON ACCOUNT OF LOST PROFITS OR OPPORTUNITIES, BUSINESS INTERRUPTION OR LOST OR DELAYED PRODUCTION) SUFFERED OR INCURRED BY THE NON-BREACHING PARTY OR ANY INDEMNIFIED PERSON AS A RESULT OF THE BREACH BY THE BREACHING PARTY OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR OBLIGATIONS HEREUNDER. For purposes of the foregoing, actual damages may, however, include indirect, consequential, special, exemplary or punitive damages to the extent (i) the injuries or losses resulting in or giving rise to such damages are incurred or suffered by a Person which is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing and (ii) such damages are recovered against an Indemnified Person by a Person which is not a Seller Indemnified Person, a Buyer Indemnified Person or an Affiliate of any of the foregoing. This Section 12.3 shall operate only to limit a Party’s liability and shall not operate to increase or expand any contractual obligation of a Party hereunder or cause any contractual obligation of a Party hereunder to survive longer than provided in Section 11.3.
ARTICLE XIII
ASSUMPTION AND INDEMNIFICATION
13.1    Assumption and Indemnification By Buyer. From and after the Closing, Buyer shall assume, pay, perform, fulfill and discharge all Assumed Liabilities and shall indemnify and hold harmless Seller, Seller’s Affiliates, each of Seller’s and its Affiliates’ respective past, present and future directors, officers, employees, consultants and agents, and each of the directors, officers, heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Persons”) from and against any and all (a) Assumed Liabilities incurred by or asserted against any of the Seller Indemnified Persons, INCLUDING, WITHOUT LIMITATION, ANY ASSUMED LIABILITY BASED ON NEGLIGENCE, GROSS NEGLIGENCE OR STRICT LIABILITY OF ANY SELLER INDEMNIFIED PERSON OR ON ANY OTHER THEORY OF LIABILITY, WHETHER IN LAW (WHETHER COMMON OR STATUTORY) OR EQUITY and (b) subject to the limitations of Section 11.3 and Article XII, any Covered Liability resulting from any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Buyer which is expressly set forth in this Agreement.
13.2    Indemnification By Seller. Subject to the provisions of Sections 11.3 and 13.4 and Article XII, from and after the Closing, Seller shall indemnify and hold harmless Buyer, Buyer’s Affiliates, each of Buyer’s and its Affiliates’ respective present and future directors, officers, employees, consultants and agents, and each of the directors, officers, heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Persons”) from and against any and all Covered Liabilities resulting from (a) any breach or nonfulfillment of any representation, warranty, covenant or agreement on the part of Seller which is expressly set forth in this Agreement and (b) resolution of the lawsuit described in Schedule 4.1(e) to the extent such resolution results in the obligation of Seller, any Seller Indemnified Person, predecessors in interest, or Buyer to pay amounts which are attributable to periods prior to the Effective Time, as well as all attorney fees and costs incurred by Seller related to the lawsuit attributable to periods prior to or after the Effective Time.
13.3    Indemnification and Defense Procedures. A Person which is entitled to be indemnified under Section 5.1, 13.1 or 13.2 is herein referred to as an “Indemnified Person” and the Party which is obligated to indemnify an Indemnified Person under Section 5.1, 13.1 or 13.2 is herein referred to as the “Indemnifying Party” with respect to the matter for which it is obligated to indemnify such Indemnified Person. All claims for indemnification under Sections 5.1, 13.1 and 13.2 shall be asserted and resolved as follows:

(a)    If a third-party claim for which an Indemnified Person is entitled to indemnity under Sections 5.1, 13.1 and/or 13.2 (an “Indemnified Claim”) is made against an Indemnified Person, and if Buyer or Seller intends to seek indemnity with respect thereto by or from an Indemnifying Party pursuant to Sections 5.1, 13.1 and/or 13.2, then the Party electing to seek indemnity on behalf of such Indemnified Person shall promptly transmit to the Indemnifying Party a written notice (“Claim Notice”) (i) notifying such Indemnifying Party of such Indemnified Claim and requesting indemnity on behalf of such Indemnified Person with respect to such Indemnified Claim under Sections 5.1, 13.1 and/or 13.2, as the case may be, (ii) setting forth the full name, address for all notices and the authorized representatives of such Indemnified Person with respect to such Indemnified Claim, and (iii) describing in reasonable detail the nature of the Indemnified Claim, including a copy of all papers served with respect to such Indemnified Claim (if any) and the basis of such request for indemnification under Sections 5.1, 13.1 and/or 13.2, as the case may be. Failure to provide such Claim Notice promptly shall not affect the right of the Indemnified Person to indemnification hereunder except to the extent the Indemnifying Party is prejudiced thereby; provided that, the Indemnifying Party shall not be obligated to defend, indemnify or otherwise hold harmless an Indemnified Person with respect to a third-party claim until a Claim Notice meeting the foregoing requirements is furnished to the Indemnifying Party by the Party seeking indemnity hereunder. Within thirty (30) days after receipt of any Claim Notice (the “Election Period”) from a Party, the Indemnifying Party shall notify the Party who sent the Claim Notice (A) whether the Indemnifying Party disputes its potential liability to indemnify the Indemnified Person under Sections 5.1, 13.1 and/or 13.2, as the case may be, with respect to such third-party claim and (B) whether the Indemnifying Party desires to defend the Indemnified Person against such third-party claim; provided that, if the Indemnifying Party fails to so notify the Party who sent the Claim Notice during the Election Period, the Indemnifying Party shall be deemed to have elected to dispute such liability and not to defend against such third-party claim.
(b)    If the Indemnifying Party notifies the Party who sent the Claim Notice within the Election Period that the Indemnifying Party (i) does not dispute its liability to indemnify the Indemnified Person under Sections 5.1, 13.1 and/or 13.2, as the case may be, and (ii) elects to assume the defense of such Indemnified Person with respect to such third-party claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such third-party claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 13.3(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that, the Indemnifying Party shall not enter into any settlement agreement (or settle or compromise any such third-party claim in a manner) which provides for or results in any payment by or liability of the Indemnified Person of or for any damages or other amount, any lien, charge or encumbrance on any property of the Indemnified Person, any finding of responsibility or liability on the part of the Indemnified Person or any sanction or restriction upon the conduct of any business by the Indemnified Person without the Indemnified Person’s express written consent, which consent shall not be unreasonably withheld. The Indemnified Person is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings which the Indemnified Person shall deem necessary or appropriate to protect its interests or those of the

Indemnifying Party and not reasonably expected to be prejudicial to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Person agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any such third-party claim which the Indemnifying Party elects to contest, including the making of any related counterclaim or cross-complaint against any Person (other than a Buyer Indemnified Person, if the Indemnified Person is a Buyer Indemnified Person, or a Seller Indemnified Person, if the Indemnified Person is a Seller Indemnified Person). The Indemnified Person may participate in, but not control, any defense or settlement of any third-party claim controlled by the Indemnifying Party pursuant to this Section 13.3(b), and the Indemnified Person shall bear its own costs and expenses with respect to such participation. The prosecution of the defense of a third-party claim with reasonable diligence shall include the taking of such action (including the posting of a bond, deposit or other security) as may be necessary to prevent any action to foreclose a lien against or attachment of the property of the Indemnified Person for payment of such third-party claim.
(c)    If the Indemnifying Party (i) fails to notify the Party who sent the Claim Notice within the Election Period that the Indemnifying Party elects to defend the Indemnified Person pursuant to Section 13.3(b) or (ii) elects to defend the Indemnified Person pursuant to Section 13.3(b) but fails to prosecute the defense of (or to settle) the third-party claim with reasonable diligence, then the Indemnified Person shall have the right to defend, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Person is actually entitled to indemnification hereunder), the third-party claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Person to a final conclusion or settled. The Indemnified Person shall have full control of such defense and proceedings; provided, however, that the Indemnified Person may not enter into any compromise or settlement of such third-party claim, without the Indemnifying Party’s express written consent, which shall not be unreasonably withheld or delayed. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Person pursuant to this Section 13.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.
(d)    If an Indemnified Person is entitled to indemnity under Sections 5.1, 13.1 and/or 13.2 for a claim or other matter which does not involve a third-party claim, and if Buyer or Seller intends to seek indemnity for itself or on behalf of an Indemnified Person with respect thereto by or from an Indemnifying Party pursuant to Sections 5.1, 13.1 and/or 13.2, then the Party electing to seek indemnity on behalf of itself or an Indemnified Person shall promptly transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of such claim or other matter, the Indemnified Person’s reasonable estimate of the amount of damages attributable to such claim or other matter and the basis for the Indemnified Person’s entitlement to indemnification under Sections 5.1, 13.1 and/or 13.2, as the case may be. If the Indemnifying Party does not notify the Party who sent such notice within thirty (30) days from its receipt of such notice that the Indemnifying Party does not dispute such claim for indemnity, the Indemnifying Party shall be deemed to have disputed such claim.
13.4    Seller’s General Liability Limitation.
(a)    Notwithstanding anything contained to the contrary in this Agreement:

(i)    In no event shall Seller’s aggregate liability arising out of or relating to Section 13.2 with respect to a breach by Seller of any representation or warranty made by Seller in this Agreement exceed an amount equal to twenty percent (20%) of the Purchase Price;
(ii)    Seller shall not be required to indemnify any Person under Section 13.2 with respect to a breach of any representation or warranty made by Seller in this Agreement unless the aggregate amount which would otherwise be payable by Seller thereunder with respect to all breaches of any such representations and warranties exceeds an amount equal to two and one-half percent (2.5%) of the Purchase Price (the “Deductible Amount”), and in such event, Seller shall be responsible for only the amount in excess of the Deductible Amount; and
(iii)    After the Closing, for purposes of the indemnification obligation set forth in Section 13.2, the knowledge qualification set forth in Section 4.1(k)(i) shall be disregarded.
(b)    Notwithstanding anything herein provided to the contrary but without in any way affecting the obligations of a Buyer Indemnified Person to notify Seller of a third-party claim pursuant to Section 13.3, Seller shall not have any liability to any Person with respect to any Covered Liability pursuant to Section 13.2 unless and until Buyer enforces any and all of the rights and remedies that Buyer may have with respect to such Covered Liability against any other Person pursuant to (i) any insurance maintained for the joint account under any operating agreement with respect to the Assets and (ii) any other agreements for insurance, indemnification, guarantee or similar assurances which may be included in the Assets.
13.5    Exclusive Remedy. Except as provided in Section 8.6, Seller and Buyer acknowledge and agree that from and after the Closing Date, the indemnification provisions of this Article XIII are the sole and exclusive remedy of Seller and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller or Buyer under this Agreement or confirmed in any certificate delivered pursuant hereto, and Seller does hereby release, acquit and forever discharge all Buyer Indemnified Persons and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Persons from any such other remedies.
ARTICLE XIV
TERMINATION; REMEDIES
14.1    Termination.
(a)    Termination of Agreement. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:
(i)    By the mutual written consent of Seller and Buyer; or
(ii)    If the Closing has not occurred by 5:00 p.m., Central Time, on the Closing Date (the “Termination Effective Time”), then (A) by Seller if any condition specified in

Section 9.1 has not been satisfied on or before the Termination Effective Time, and shall not theretofore have been waived by Seller, or (B) by Buyer if any condition specified in Section 9.2 has not been satisfied on or before the Termination Effective Time, and shall not theretofore have been waived by Buyer; provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such time did not result from the failure by the Party seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party that is required to be fulfilled on or prior to Closing.
(b)    Effect of Termination. Without limiting Seller’s or Buyer’s respective remedies and rights in regard to the Deposit under Section 14.2, in the event of termination of this Agreement by Seller, on the one hand, or Buyer, on the other hand, pursuant to Section 14.1(a), written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate; provided, however, that the last sentence of Section 8.2 shall survive such termination and Buyer will continue to be bound by its obligations set forth in Article V following such termination. If this Agreement is terminated as provided herein, all filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made.
14.2    Remedies.
(e)    Seller’s Remedies. Notwithstanding anything herein provided to the contrary, if this Agreement is not terminated by Buyer pursuant to Section 14.1(a)(ii)(B) and the conditions to Closing set forth in Sections 9.1(a), 9.1(b) or 9.1(c) are not satisfied, Seller may, at its sole option, either (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and, without waiving or releasing Buyer’s obligations under Sections 5.1 and 5.2, retain the Deposit, including any interest and other amounts earned thereon, as liquidated damages. Such remedies shall be Seller’s sole and exclusive remedies for such failure, all other remedies being expressly waived by Seller. Seller and Buyer agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Seller’s loss in the event of any such failure by Buyer. Without waiving or releasing Buyer from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to clause (ii)(b) of Section 10.3 shall not require Buyer to make a false statement in the officer’s certificate of Buyer. If this Agreement is terminated by Seller pursuant to Section 14.1(a)(ii)(A) and the conditions set forth in Sections 9.1(a), 9.1(b) and 9.1(c) have been satisfied, Seller’s sole remedy shall be to terminate this Agreement, in which case Buyer shall receive back the Deposit.
(f)    Buyer’s Remedies. Notwithstanding anything herein provided to the contrary, if this Agreement is not terminated by Seller pursuant to Section 14.1(a)(ii)(A) and the conditions to Closing set forth in Sections 9.2(a), 9.2(b) or 9.2(c) are not satisfied, Buyer may, at its sole option, either (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and receive back the Deposit, together with interest thereon from the date of this Agreement to the date repayment is made by Seller to Buyer at the Agreed Rate. Such remedies shall be Buyer’s sole and exclusive remedies for such failure, all other remedies being expressly waived by Buyer. Without waiving or releasing Seller from any of its other representations, warranties, covenants and agreements contained herein, specific performance with respect to Section 10.2(b) shall not require Seller to make a false statement in the officer’s certificate of Seller. If this Agreement is terminated by Buyer pursuant to Section 14.1(a)(ii)(B) and the conditions set forth in Sections 9.2(a), 9.2(b) and 9.2(c) have been satisfied, Buyer’s sole remedy shall be to terminate this Agreement, in which case Buyer shall receive back the Deposit. In the event this Agreement is terminated by mutual written consent of Seller and Buyer pursuant to Section 14.1(a)(i), then Buyer shall be entitled to receive back the Deposit.
(c)    Dispute Resolution. In the event of a dispute between Seller and Buyer with respect to entitlement to the Deposit, then either Party may by written notice to the other refer such dispute for resolution by binding arbitration pursuant to and in accordance with the Arbitration Procedures, reasonably modified by agreement of the Parties acting in good faith to define the “Disputed Issues” as entitlement to the Deposit and eliminating all references to Deferred Adjustment Claims.
ARTICLE XV
MISCELLANEOUS
15.1    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.
15.2    Governing Law; Jurisdiction.
(c)    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF.
(d)    The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of judgment in any other jurisdiction. The Parties further agree, to the extent permitted by Law, that a final and unappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment. Except to the extent that a different determination or finding is mandated due to the applicable law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.
(e)    To the extent that either Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 15.2(b).
(f)    EACH PARTY AGREES THAT IT HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.
15.3    Entire Agreement. This Agreement (including the Confidentiality Agreement) and the appendix, schedules and exhibits hereto contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.
15.4    Expenses. Buyer shall be responsible for (a) any sales Taxes which may become due and owing by reason of the sale of the Assets hereunder, (b) all transfer, stamp, documentary and similar Taxes imposed on the Parties with respect to all transfers of property contemplated pursuant to this Agreement and (c) all recording, filing or registration fees relating to the filing, recording or registration of the Conveyance, the special governmental assignment forms contemplated by Section 8.3 and any other instruments or documents transferring title in or to the Assets or any part thereof from Seller to Buyer pursuant to this Agreement. All other costs and expenses incurred by each Party in connection with all things required to be done by it hereunder, including attorney’s fees, accountant fees and the expense of title examination, shall be borne by the Party incurring same.
15.5    Notices. Unless otherwise expressly provided in this Agreement, all notices required or permitted hereunder shall be in writing and deemed sufficiently given for all purposes hereof if (a) delivered in person, by courier or by registered or certified United States Mail to the Person to be notified, with receipt obtained, or (b) sent by facsimile, with “answer back” or other “advice of receipt” obtained, in each case to the appropriate address or number as set forth below. Each notice shall be deemed effective on receipt by the addressee as aforesaid; provided that, notice received by facsimile after 5:00 p.m. at the location of the addressee of such notice shall be deemed received on the first Business Day following the date of such electronic receipt. Notices to Seller shall be addressed as follows:
Cabot Oil & Gas Corporation
840 Gessner Road, Suite 1400
Houston, Texas 77024
Attention: Vice President, Land and Business Development
Facsimile: (281) 589-4653
with a copy (which shall not constitute notice) to:

Cabot Oil & Gas Corporation
840 Gessner Road, Suite 1400
Houston, Texas 77024

Attention: General Counsel
Facsimile: (281) 589-4888
with a copy (which shall not constitute notice) to:

Fulbright & Jaworski LLP
1301 McKinney, Suite 5100
Houston, Texas 77010
Attention: Ms. Deborah A. Gitomer
Facsimile: (713) 651-5246
or at such other address or to such other facsimile number and to the attention of such other Person as Seller may designate by written notice to Buyer. Notices to Buyer shall be addressed to:
Chaparral Energy, L.L.C.
701 Cedar Lake Blvd.
Oklahoma City, Oklahoma 73114
Attention: David J. Ketelsleger
Facsimile: (405) 425-8872
with a copy (which shall not constitute notice) to:

McAfee & Taft A Professional Corporation
Two Leadership Square, Tenth Floor
211 N. Robinson
Oklahoma City, Oklahoma 73102
Attention: Justin L. Jackson
Facsimile: (405) 228-7440
or at such other address or to such other facsimile number and to the attention of such other Person as Buyer may designate by written notice to Seller.
15.6    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that the respective rights and obligations of the Parties shall not be assignable or delegable by either Party without the express written consent of the non-assigning or non-delegating Party.
15.7    Amendments and Waivers. Except as contemplated by Section 8.8, this Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Either Party may, only by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by either Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

15.8    Appendix, Schedules and Exhibits. The appendix and all schedules and exhibits hereto which are referred to herein are hereby made a part hereof and incorporated herein by such reference.
15.9    Purchase Price Allocation for Tax Purposes. Seller and Buyer agree that the Purchase Price shall be allocated to the various Assets for federal and state income tax purposes only in the manner set forth on Schedule 15.9. The allocation of the Purchase Price shall be reflected on the completed Form 8594 (Asset Acquisition Statement Under Section 1060), which Form Seller and Buyer will each file separately with the Internal Revenue Service pursuant to the requirements of section 1060(b) of the Code. The Parties agree not to take a federal or state income tax reporting position inconsistent with the allocations set forth on Schedule 15.9. The Parties further agree that the allocations set forth on Schedule 15.9 represent reasonable estimates of the fair market values of the Assets described therein.
15.10    Ad Valorem Tax Proration. Ad valorem Taxes related to the Assets will be prorated as of the Effective Time. For ad valorem Taxes for a period which the Effective Time splits which have been paid by Seller, Buyer shall reimburse Seller for the portion thereof equal to the percentage of such period represented by the portion of such period beginning at the Effective Time. For ad valorem Taxes for a period which the Effective Time splits which have not been paid to Seller, Buyer shall pay such Taxes and Seller shall reimburse Buyer for a percentage of such Taxes equal to the portion of such period which ends on the day immediately preceding the Effective Time.
15.11    Agreement for the Parties’ Benefit Only. This Agreement is for the sole benefit of Buyer, Seller and their respective successors and assigns as permitted herein and no other Person shall be entitled to enforce this Agreement, rely on any representation, warranty, covenant or agreement contained herein, receive any rights hereunder or be a third-party beneficiary of this Agreement. Any Indemnified Person which is a third Person shall be indemnified and held harmless under the terms of this Agreement only to the extent that a Party expressly elects to exercise such right of indemnity and hold harmless on behalf of such third Person Indemnified Person pursuant to Section 13.3; and no Party shall have any direct liability or obligation to any third Person or be liable to any third Person for any election or non-election or any act or failure to act under or in regard to any term of this Agreement. Any claim for indemnity or hold harmless hereunder on behalf of an Indemnified Person must be made and administered by a Party to this Agreement.
15.12    Attorneys’ Fees. The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the nonprevailing Party.
15.13    Severability. If any term, provision or condition of this Agreement, or any application thereof, is held invalid, illegal or unenforceable in any respect under any Law, this Agreement shall be reformed to the extent necessary to conform, in each case consistent with the intention of the Parties, to such Law, and to the extent such term, provision or condition cannot be so reformed, then such term, provision or condition (or such invalid, illegal or unenforceable application thereof) shall be deemed deleted from (or prohibited under) this Agreement, as the case may be, and the validity, legality and enforceability of the remaining terms, provisions and conditions contained herein (and any other application such term, provision or condition) shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
15.14    Time of Essence. Time is of the essence in this Agreement.
15.15    Like-Kind Exchange. Buyer and Seller consent to any assignment by the other Party of certain of its rights and obligations under this Agreement (a “1031 Assignment”) to a Qualified Intermediary (as that term is defined in Section 1.1031(k)‑1(g)(4)(v) of the Treasury Regulations), or to a Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000‑37), in connection with effectuation of a like-kind exchange (an “Exchange”). For the purposes of this Section 15.15, the Party executing an Exchange shall be referred to as the “Exchangor” and the other Party shall be referred to as the “Consenting Party”. In the event the Exchangor makes a 1031 Assignment to a Qualified Intermediary or a Qualified Exchange Accommodation Titleholder pursuant to this Section 15.15, the Exchangor agrees to notify the Consenting Party in writing of such assignment at least one (1) Business Day before the Closing Date. Notwithstanding the occurrence of a 1031 Assignment, the Parties acknowledge and agree that any such assignment of any portion of the Exchangor’s rights and obligations under this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder, does not release either Party from any of their respective liabilities and obligations to each other (including, without limitation, indemnification obligations) under this Agreement. The Consenting Party agrees to cooperate with the Exchangor to attempt to structure the transactions contemplated hereby as a like-kind exchange; provided (i) the Closing shall not be delayed or affected by reason of the Exchange, and (ii) the Exchangor shall indemnify the Consenting Party against any additional costs or liabilities directly incurred by the Consenting Party on account of the Exchangor’s consummation of the transaction contemplated hereby through an Exchange.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

1.	SELLER: CABOT OIL & GAS CORPORATION By: /s/ Todd Liebl Todd Liebl Vice President, Land and Business Development

BUYER: CHAPARRAL ENERGY, L.L.C. By: /s/ Mark A. Fischer Mark A. Fischer Manager

    Signature Page to Asset Purchase Agreement

APPENDIX A
Attached to and made part of that certain
Asset Purchase Agreement dated as of October 11, 2013,
by and between Cabot Oil & Gas Corporation, as “Seller”, and
Chaparral Energy, L.L.C., as “Buyer”
DEFINITIONS
“1031 Assignment” shall be as defined in Section 15.15.
“Action” shall mean any action, suit or other proceeding by or before any court or other Governmental Authority or any arbitration proceeding before any arbitral tribunal.
“Adjusted Purchase Price” shall be as defined in Section 3.1.
“Adjustment Period” shall be as defined in Section 3.3(a).
“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by or is under common Control with the first Person. No Person shall be deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Adjustment Statement” shall be as defined in Section 3.3(a).
“Agreed Rate” shall mean an annual rate of interest equal to the lesser of (a) five percent (5%) and (b) the maximum rate of interest allowed by Law.
“Agreement” shall be as defined in the preamble hereof.
“Arbitration Procedures” shall mean the arbitration procedures set forth on Exhibit A‑1.
“Assets” shall be as defined in Section 2.1.
“Assumed Liabilities” shall mean all Covered Liabilities arising out of or attributable to the ownership, use, construction, maintenance or operation of the Assets before, on or after the Effective Time; provided, however, that the Assumed Liabilities shall not include any Covered Liability for which Seller is obligated to indemnify Buyer pursuant to Section 13.2.
“Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday in the State of Texas or a federal holiday in the United States of America.
“Buyer” shall be as defined in the preamble hereof.
“Buyer Indemnified Persons” shall be as defined in Section 13.2.

    Appendix A, Page 1

“Claim Notice” shall be as defined in Section 13.3(a).
“Closing” shall be the consummation of the transactions contemplated by Article X.
“Closing Date” shall mean (a) December 18, 2013, or (b) such other date as may be mutually agreed to in writing by Seller and Buyer.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall be as defined in Section 5.2.
“Consenting Party” shall be as defined in Section 15.15.
“Control” shall mean the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlled by” and “Controlling” have the meaning correlative thereto.
“Conveyance” shall be as defined in Section 8.3.
“Covered Liabilities” shall mean any and all debts, losses, liabilities, duties, fines, damages, claims, Taxes, costs and expenses (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Action and any court costs, reasonable fees and expenses of expert witnesses, reasonable investigative expenses, reasonable fees and disbursements of legal counsel and other reasonable legal and investigative fees and expenses incurred in investigating, preparing or defending any Action), matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, including, without limitation, any of the foregoing arising under, out of or in connection with any Action, any order or consent decree of any Governmental Authority, any award of any arbitrator, or any Law, contract, commitment or undertaking.
“Deductible Amount” shall be as defined in Section 13.4(a)(ii).
“Defensible Title” shall mean, respectively as to the Subject Interest or Subject Interests related to a particular Property Subdivision, title to such Property Subdivision and the Subject Interest or Subject Interests related to such Property Subdivision that: (i) with respect to each Property Subdivision described on Part II(A) of the Property Schedule, entitles Seller to receive not less than the applicable Net Revenue Interest or Net Revenue Interests specified for such Property Subdivision in Part II(A) of the Property Schedule; (ii) with respect to each Property Subdivision described on Part II(A) of the Property Schedule, obligates Seller to bear the costs and expenses attributable to the maintenance, development, and operation of such Property Subdivision in an amount not greater than the applicable Working Interest or Working Interests specified for such Property Subdivision in Part II(A) of the Property Schedule; (iii) with respect to each Property Subdivision described in Part II(B) of the Property Schedule, entitles Seller to not less than the number of Net Acres listed for such Property Subdivision in Part II(B) of the Property Schedule; and (iv) except for Permitted Encumbrances, is free and clear of all liens and encumbrances.
“Deferred Adjustment Claim” shall be as defined in Section 6.6.

    Appendix A, Page 2

“Deferred Matters Date” shall be as defined in Section 6.6.
“Deposit” shall be as defined in Section 3.2.
“Disputed Issues” shall be as defined in the Arbitration Procedures.
“Effective Time” shall be as defined in Section 2.1.
“Election Period” shall be as defined in Section 13.3(a).
“Environmental Laws” shall mean all Laws relating to (a) the control of any potential pollutant, or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful. “Environmental Laws” shall include, but are not limited to, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq. and the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.
“Environmental Permits” shall be as defined in Section 4.1(k).
“Exchange” shall be as defined in Section 15.15.
“Exchangor” shall be as defined in Section 15.15.
“Excluded Assets” shall be as defined in Section 2.2.
“Final Adjustment Statement” shall be as defined in Section 3.4.
“Fundamental Representations” shall mean Sections 4.1(a), 4.1(b), 4.1(c), and 4.1(l).
“Governmental Authority” shall mean (a) the United States of America, (b) any state, county, municipality or other governmental subdivision within the United States of America, and (c) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America or of any state, county, municipality or other governmental subdivision within the United States of America.
“Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum or petroleum products (including crude oil); and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Law.
“Hydrocarbon Interests” shall mean (a) leases affecting, relating to or covering any oil, gas and other hydrocarbons in place and the leasehold interests and estates in the nature of working or operating interests under such leases, as well as overriding royalties, net profits interests, production

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payments, carried interests, rights of recoupment and other interests in, under or relating to such leases, (b) fee interests in oil, gas or other hydrocarbons in place, (c) royalty interests in oil, gas or other hydrocarbons in place, (d) any other interest in oil, gas or other hydrocarbons in place, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including, without limitation, any farmout or farmin agreement or production payment affecting any interest or estate in oil, gas or other hydrocarbons in place, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.
“Indemnified Claim” shall be as defined in Section 13.3(a).
“Indemnified Person” shall be as defined in Section 13.3.
“Indemnifying Party” shall be as defined in Section 13.3.
“Initial Adjustment Amount” shall be as defined in Section 3.3(a).
“knowledge” shall mean the actual knowledge (excluding any imputed or implied knowledge) of any fact, circumstance or condition by a current officer of the Party involved.
“Lands” shall be as defined in Section 2.1(b).
“Law” shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, writ, injunction, decree or other official act of or by any Governmental Authority.
“Lease Net Acres” shall mean, as calculated separately with respect to each oil and gas lease covering land within a Property Subdivision described in Part II(B) of the Property Schedule, (a) the number of gross acres in the lands covered by such oil and gas lease, multiplied by (b) the lessor’s undivided percentage interest in oil, gas or other minerals covered by such oil and gas lease, multiplied by (c) Seller’s Working Interest in such oil and gas lease; provided, that if items (b) and/or (c) vary as to different areas of such lands covered by such oil and gas lease, a separate calculation in accordance herewith shall be performed for each such area as if it were a separate oil and gas lease.
“Marmaton Formation” shall mean the interval extending between the top of the Marmaton formation and the base of the Marmaton formation, being defined and identified for purposes hereof as the correlative stratigraphic equivalent to that certain interval occurring between the measured depth of 6,396 feet and the measured depth of 6,800 feet as identified on the Dual Induction – SFL log of Natural Gas Anadarko, Inc. Beckwith #1-26 Well (API No. 35-007-21960) located in Section 26, Township 2 North, Range 22 East C.M., Beaver County, Oklahoma.
“Material Adverse Effect” shall mean a material adverse effect on the value of the Assets taken as a whole (after taking into account any insurance, indemnity and other recoveries payable in respect thereof), excluding any effect resulting from (a) any change in economic, industry, financial, market or political conditions (whether general or regional in nature or limited to any area where any Assets are located), (b) any change in Law, regulatory policy or accounting rules, (c)

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entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (d) any matter, contract or agreement set forth on an exhibit or schedule hereto, or (e) any change arising in connection with any natural disasters, hostilities, acts of war, sabotage or terrorism.
“Material Contract” shall mean, to the extent binding upon the Assets and Buyer’s ownership thereof or operations with respect thereto from and after Closing, any contract or agreement which is one or more of the following types:
(a)    Any contract or agreement with any Affiliate of Seller;
(b)    Any contract or agreement for the sale, purchase, exchange, gathering, transportation, treating, compressing, processing, or other disposition, handling or marketing of oil, gas or other hydrocarbons which is not cancelable without penalty on sixty (60) days or less prior written notice;
(c)    Any area of mutual interest agreement;
(d)    Any farmout agreement, exploration agreement, development agreement, proprietary seismic agreement, joint venture agreement or other similar agreement relating to the joint or cooperative exploration or development of the Assets, other than routine joint operating agreements; or
(e)    Except for (i) the Subject Interests, (ii) operating, unitization, pooling and communitization agreements, (iii) contracts and agreements for the sale, purchase, exchange, gathering, transportation, treating, compressing, processing, or other disposition, handling or marketing of oil, gas or other hydrocarbons, and (iv) contracts and agreements of the nature described in clauses (a), (c) and (d) above, any contract or agreement that could reasonably be expected to result in aggregate payments by Seller of more than $350,000.00 during the current or any subsequent calendar year.
“Net Acres” shall mean, as calculated separately with respect to each Property Subdivision described in Part II(B) of the Property Schedule, the sum of all Lease Net Acres contained in such Property Subdivision.
“Net Cash Flow” shall be as defined in Section 3.3(c).
“Net Revenue Interest” shall mean an interest (expressed as a percentage or decimal fraction) in and to all oil and gas produced and saved from or attributable to a Property Subdivision.
“Parties” shall mean Seller and Buyer and “Party” shall mean either Seller or Buyer.
“Permitted Encumbrances” shall mean any of the following matters:
(a)    all agreements, instruments, documents, liens, encumbrances, and other matters which are described on Schedule A-1;

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(b)    (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing oil, gas or other hydrocarbons therefrom or therein and (ii) any materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Assets or the production or processing of oil, gas or other hydrocarbons therefrom, that are not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith;
(c)    any liens for Taxes not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;
(d)    any liens or security interests created by Law or reserved in oil, gas and/or mineral leases for royalty, bonus or rental or for compliance with the terms of the Subject Interests;
(e)    all Preference Rights and Transfer Requirements;
(f)    consents to assignment from the United States Department of Interior and the applicable state or Indian agencies or authorities that may be required under the terms of (or regulations specifically applicable to) any federal, state or Indian leases in connection with the assignment thereof or any interest therein;
(g)    any easements, rights-of-way, servitudes, permits, licenses, surface leases and other rights with respect to operations to the extent such matters do not interfere in any material respect with Seller’s operation of the portion of the Assets burdened thereby;
(h)    any obligations, prohibitions, restrictions, terms or provisions similar to those contained in or under any A.A.P.L. Model Form Operating Agreement;
(i)    all agreements and obligations relating to imbalances with respect to the production, transportation or processing of gas or calls or purchase options on oil or gas production;
(j)    all royalties, overriding royalties, net profits interests, carried interests, reversionary interests and other burdens to the extent that the net cumulative effect of such burdens, as to a particular Property Subdivision, does not operate to reduce the Net Revenue Interest of Seller in such Property Subdivision below the Net Revenue Interest shown therefor in Part II(A) of the Property Schedule or increase the Working Interest of Seller in such Property Subdivision above the Working Interest shown therefor in Part II(A) of the Property Schedule without a proportionate increase in the Net Revenue Interest of Seller;

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(k)    all liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects, irregularities and other matters affecting any Asset which individually or in the aggregate are not such as to interfere materially with the operation, value or use of such Asset;
(l)    any encumbrance, title defect or other matter (whether or not constituting a Title Defect) waived or deemed waived by Buyer pursuant to Article VI;
(m)    rights reserved to or vested in any Governmental Authority to control or regulate any of the wells or units or other properties included in the Assets and all applicable laws, rules, regulations and orders of such authorities so long as the same do not, as to a particular Property Subdivision, decrease Seller’s Net Revenue Interest in such Property Subdivision below the Net Revenue Interest shown therefor in Part II(A) of the Property Schedule;
(n)    the terms and conditions of all the Subject Interests and contracts and agreements relating to the Subject Interests, including, without limitation, exploration agreements, gas sales contracts, gas balancing agreements, processing agreements, farmins, farmouts, operating agreements, and area of mutual interest agreements, to the extent such terms and conditions do not, as to a particular Property Subdivision, decrease Seller’s Net Revenue Interest in such Property Subdivision below the Net Revenue Interest shown therefor in Part II(A) of the Property Schedule; and
(o)    rights of reassignment requiring notice and/or the reassignment (or granting an opportunity to receive an assignment) of a leasehold interest to the holders of such reassignment rights prior to surrendering or releasing such leasehold interest.
“Person” shall mean any Governmental Authority or any individual, firm, partnership, corporation, joint venture, trust, unincorporated organization or other entity or organization.
“Preference Property” shall be as defined in Section 7.2.
“Preference Right” shall mean any right or agreement that enables or may enable any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (a) the sale, assignment, encumbrance or other transfer of any Asset or any interest therein or portion thereof or (b) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.
“Property Schedule” shall mean Exhibit A‑2 attached to and made a part of this Agreement.
“Property Subdivision” shall mean each well or other property subdivision described or referenced in Part II of the Property Schedule, provided, however, that with respect to each Property Subdivision described or referenced in Part II(B) of the Property Schedule, such Property Subdivision shall be limited to the Marmaton Formation.

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“Purchase Price” shall be as defined in Section 3.1.
“Records” shall be as defined in Section 2.1(d).
“Reserve Report” shall mean that certain reserve report dated August 13, 2013, prepared by Seller with respect to the Subject Interests as of October 1, 2013.
“Retained Asset” shall be as defined in Section 7.3.
“Seller” shall be as defined in the preamble hereof.
“Seller Indemnified Persons” shall be as defined in Section 13.1.
“Seller Title Credit” shall be as defined in Section 6.4.
“Subject Interests” shall be as defined in Section 2.1(a).
“Tax Return” shall mean any return, report, election, declaration, statement, information return, schedule, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes or any amendment thereof.
“Taxes” shall mean all federal, state and local taxes or similar assessments or fees, together with all interest, fines, penalties and additions thereto.
“Termination Effective Time” shall be as defined in Section 14.1(a)(ii).
“Title Defect” shall be as defined in Section 6.3.
“Title Defect Amount” shall be as defined in Section 6.2(d).
“Title Defect Deductible” shall be as defined in Section 6.2(d).
“Title Defect Property” shall be as defined in Section 6.2(c).
“Title Examination Period” shall be as defined in Section 6.2(a).
“Transfer Requirement” shall mean any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein other than any consent or approval of or filing with any Governmental Authority or Indian agency or authority in connection with the assignment of any Subject Interest as contemplated by Section 7.4.
“Working Interest” shall mean the percentage of costs and expenses attributable to the maintenance, development and operation of a Property Subdivision.

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EXHIBIT A‑1
Attached to and made part of that certain
Asset Purchase Agreement dated as of October 11, 2013,
by and between Cabot Oil & Gas Corporation, as “Seller”, and
Chaparral Energy, L.L.C., as “Buyer”
ARBITRATION PROCEDURES
The Arbitration Procedures referred to in the Asset Purchase Agreement (the “Agreement”) to which this Exhibit A‑1 is attached shall be as follows:

1.	Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

2.
(a)    With respect to unresolved Deferred Adjustment Claims, on or before the Deferred Matters Date, Seller and Buyer shall each submit to the other the list of what such Party considers to comprise the remaining unresolved Deferred Adjustment Claims. The two lists shall together comprise the “Disputed Issues” relating to Deferred Adjustment Claims which shall be resolved by the binding arbitration provided for herein.

(b)    If, pursuant to Section 3.4 of the Agreement, either Buyer or Seller elect to submit any Final Adjustment Statement disagreements to arbitration, such disagreements will also constitute “Disputed Issues” to be resolved by the binding arbitration provided for herein.

3.
Seller and Buyer, each being duly authorized by all necessary corporate, limited partnership or other proceedings, shall submit the Disputed Issues to binding arbitration by a board of arbitration to be selected by the following procedures. Notices hereunder shall be sufficient if sent in accordance with the terms of the Agreement. With respect to Disputed Issues involving Deferred Adjustment Claims, within five (5) days after the Deferred Matters Date, Seller shall by written notice to Buyer name one arbitrator and Buyer shall by written notice to Seller name one arbitrator. With respect to Disputed Issues involving Final Adjustment Statement disagreements, within five (5) days after either Buyer or Seller provides the other Party with written notice that such Party desires to submit such Final Adjustment Statement disagreements to arbitration, Seller shall by written notice to Buyer name one arbitrator and Buyer shall by written notice to Seller name one arbitrator. If a Party fails to name an arbitrator, the other Party shall by further written notice to the other Party name the second arbitrator. The two arbitrators so appointed shall name the third arbitrator within ten (10) days after the selection of the second arbitrator. If they fail to do so, either arbitrator may request the judge of the United States District Court for the Southern District of Texas having greatest tenure, but not yet on retired or senior status, to appoint the third arbitrator. If that judge fails to do so within thirty (30) days, either Party may request the judge of that court next senior to name the third arbitrator, and if that judge fails to do so after ten (10) days, either Party may make the request of the judge of that court next senior, and so on, until the

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board of arbitration is constituted. Each arbitrator must be experienced in and knowledgeable about the oil and gas exploration and production business and, to the extent the Disputed Issues relate to accounting, must be experienced in and knowledgeable about oil and gas accounting matters. In addition, the third arbitrator, in each case, shall be required to meet the qualification requirements of the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”), whether appointed by the arbitrators or by a judge as provided above.

4.
If prior to rendering a decision an arbitrator resigns or becomes unable to serve, the arbitrator shall be replaced as follows. If that arbitrator was one of the two arbitrators appointed by a Party, the Party that named him or her shall name a replacement; provided, however, that if that replacement is not named within five (5) days from notice of resignation or inability to serve, the other Party shall name a replacement. If he or she was the third arbitrator, the other two arbitrators shall name a replacement; provided, however, that if they fail to agree on a replacement within ten (10) days, either arbitrator may follow the procedures specified in Paragraph 3 above and request judicial appoint of the replacement.

5.
No Party subject to these Arbitration Procedures will commence or prosecute any suit or action against the other Party subject to these Arbitration Procedures relating to the Disputed Issues, other than as may be necessary to compel arbitration under these Arbitration Procedures or to enforce the award of the board of arbitration.

6.
The board of arbitration may in all matters act through a majority of its members on each matter if unanimity is not attained. It shall not be necessary that the same majority agree on each and every item; that is, the Parties will be bound by majority rulings on each Disputed Issue even though the majority is not the same as to each Disputed Issue. In fulfilling their duties hereunder with respect to Deferred Adjustment Claims, each of the arbitrators shall be bound by the matters set forth in Article VI of the Agreement. The arbitrators shall not add any interest factor reflecting the time value of money to any Title Defect Amount.

7.
No matters whatsoever, other than the Disputed Issues, are subject to the agreement to arbitrate embodied in these Arbitration Procedures. The board of arbitration shall be empowered hereunder solely to resolve the Disputed Issues. The board of arbitration shall not have any authority to award indirect, consequential, exemplary or punitive damages. The sole forum for the arbitration shall be Harris County, Texas and all hearings shall be conducted in Harris County, Texas.

8.
The decision of the board of arbitration shall be rendered in writing and shall be final and binding upon the Parties as to the Disputed Issues. The expenses of arbitration, including reasonable compensation to the third arbitrator, shall be borne equally by the Parties. Each Party shall bear the compensation and expenses of its own counsel, witnesses and employees and of any arbitrator it has appointed. If the testimony of a witness is obtained by both Parties, the costs associated with obtaining such testimony shall be borne equally between the Parties.

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9.	Matters not specifically provided for in the Arbitration Procedures shall be governed by the AAA Rules.

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